UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

The Securities Exchange Act of 1934

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WYNN RESORTS, LIMITED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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WYNN RESORTS, LIMITED

3131 Las Vegas Boulevard South

Las Vegas, Nevada 89109

(702) 770-7000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On November 2, 2012

To Our Stockholders:

Notice is hereby given that the Annual Meeting of Stockholders (the “Annual Meeting”) of Wynn Resorts, Limited, a Nevada corporation (the “Company”), will be held in the Encore Theater at Wynn Las Vegas, 3131 Las Vegas Boulevard South, Las Vegas, Nevada, on November 2, 2012, at 11:00 a.m. (local time), for the following purposes (which are more fully described in the proxy statement, which is attached and made a part of this Notice):

1.	To elect the four directors named in the proxy statement, each to serve until the 2015 Annual Meeting of Stockholders and until his or her successor is elected and qualified, or until such director’s earlier death, resignation or removal;

2.	To approve the Company’s Amended and Restated Annual Performance Based Incentive Plan as proposed;

3.	To ratify the Audit Committee’s appointment of Ernst & Young LLP as the independent public accountants for the Company and all of its subsidiaries for 2012; and

4.	To consider and transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

All stockholders are cordially invited to attend the Annual Meeting in person. Stockholders of record at the close of business on September 12, 2012, the record date fixed by the Executive Committee of the Board of Directors, are entitled to notice of and to vote at the Annual Meeting. A complete list of these stockholders will be available for inspection ten days prior to the Annual Meeting at the Company’s executive offices, located at 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109. On or about September 21, 2012, we mailed to our stockholders a notice containing instructions on how to access the proxy statement for our 2012 Annual Meeting, our 2011 annual report and to vote online. The notice also contains instructions on how you can receive a paper copy of your annual meeting materials, including this Notice, proxy statement and proxy card, should you wish.

Whether or not you plan to attend the Annual Meeting, you are encouraged to read the proxy statement and then cast your vote as promptly as possible in accordance with the instructions in the notice you received. Even if you have given your proxy, you may still vote in person if you attend the Annual Meeting.

Unless you provide voting instruction to any bank, broker or other nominee that holds your shares, your shares may not be voted on most matters being considered at the Annual Meeting. Therefore, if your shares are held in the name of your broker, bank or other nominee, your vote is especially important.

By Order of the Executive Committee of the

  Board of Directors

Kim Sinatra

Secretary

Las Vegas, Nevada

September 20, 2012

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIAL FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON NOVEMBER 2, 2012

This proxy statement and our 2011 annual report on Form 10-K are available at http://www.wynnresorts.com under company information/annual meeting and related materials.

PROXY STATEMENT

WYNN RESORTS, LIMITED

3131 Las Vegas Boulevard South

Las Vegas, Nevada 89109

PROXY STATEMENT

General Information

This proxy statement is furnished to stockholders in connection with the solicitation of proxies by the Executive Committee of the Board of Directors of Wynn Resorts, Limited (“Wynn Resorts,” “we” or the “Company”), for use at the Company’s Annual Meeting of Stockholders on November 2, 2012 (the “Annual Meeting”) to be held in the Encore Theater at Wynn Las Vegas, 3131 Las Vegas Boulevard South, Las Vegas, Nevada, at 11:00 a.m. (local time) and at any adjournment or postponement of that meeting. Matters to be considered and acted upon at the Annual Meeting are set forth in the Notice of Annual Meeting of Stockholders accompanying this proxy statement and are more fully outlined herein. Under rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), we are furnishing proxy materials to stockholders via the internet, instead of mailing printed copies of those materials to each stockholder. On or about September 21, 2012, we mailed to stockholders a Notice of Internet Availability containing instructions on how to access our proxy materials, including our proxy statement and our annual report. The Notice of Internet Availability also instructs you as to how you may access your proxy card to vote through the internet or telephonically. This electronic access process is designed to expedite stockholders’ receipt of proxy materials, lower the costs of our Annual Meeting and help to conserve natural resources. However, if you would prefer to receive a printed copy of our proxy materials, and a paper proxy card, please follow the instructions included in the Notice of Internet Availability. If you have previously elected to receive our proxy materials electronically or by mail, you will continue to receive these materials in that format unless you elect otherwise.

The Company believes that the election of the director nominees named herein in Proposal 1, approval of the Company’s Amended and Restated Annual Performance Based Incentive Plan in Proposal 2, and ratification of Ernst & Young LLP as the Company’s independent public accountants in Proposal 3 are in the best interests of the Company and its stockholders and recommends a vote FOR each of these matters.

Revocability of Proxies

Any stockholder of record giving a proxy may revoke it by voting at the Annual Meeting or, at any time prior to its exercise at the Annual Meeting, by sending a written or other transmission revoking it, or by executing and delivering another proxy bearing a later date, to the Secretary of the Company at the Company’s Executive Offices located at 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109. Please note, however, that if your shares are held of record by a broker, bank or other nominee, you must contact that person if you wish to revoke previously given voting instructions. Attendance at the Annual Meeting in and of itself does not revoke a prior proxy.

Voting and Solicitation

Shares represented by duly executed and unrevoked proxies will be voted at the Annual Meeting in accordance with the specifications made therein by the stockholders. For stockholders of record, if no specification is made, shares represented by duly executed and unrevoked proxies will be voted FOR the election as directors of all nominees listed herein, FOR the approval of the Company’s Amended and Restated Annual Performance Based Incentive Plan, FOR the ratification of Ernst & Young LLP as the Company’s independent public accountants, and in the discretion of the persons voting the respective proxies with respect to any other matter that may properly come before the Annual Meeting. For beneficial owners, brokers, banks and other nominees are not permitted to vote without instructions from the beneficial owner in the election of directors or in the approval of the Company’s Amended and Restated Annual Performance Based Incentive Plan. If you are a beneficial owner, your broker, bank or other nominee is permitted to vote your shares on the ratification of Ernst & Young LLP as the Company’s independent public accountants even if the broker, bank or other nominee does not receive voting instructions from you.

The cost of preparing, assembling and mailing proxy materials will be borne by the Company. Directors, executive officers and other employees may also solicit proxies by mail, telephone, electronic communication or in person, but will not receive any special compensation. We have hired D.F. King & Co., Inc. to solicit proxies. We will pay D.F. King a fee estimated not to exceed $25,000, plus reasonable expenses, for these services. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses incurred in sending proxy materials to beneficial owners.

At the close of business on September 12, 2012, the record date for determining stockholders entitled to vote at the Annual Meeting, 100,522,136 shares of the Company’s common stock, $.01 par value, were outstanding. Each stockholder is entitled to one vote for each share of common stock held of record on that date on all matters presented at the Annual Meeting. A plurality of the votes cast in person or by proxy at the Annual Meeting is required for the election of the director nominees. Under Nevada law, shares as to which a stockholder withholds voting authority in the election of directors and broker non-votes will not be counted as voting thereon and therefore will not affect the election of the nominees receiving a plurality of the votes cast. However, those shares will be counted for purposes of determining whether there is a quorum. A broker non-vote occurs when a bank, broker or other nominee does not have authority to vote on a particular item without instructions from the beneficial owner and has not received instructions. For each other item to be acted upon at the Annual Meeting, the item will be approved if the number of votes cast in favor of the item by the stockholders entitled to vote exceeds the number of votes cast in opposition to the item. Abstentions and broker non-votes will not be counted as votes cast on an item and therefore will not affect the outcome of these proposals, although they are counted for purposes of determining whether there is a quorum.

Attending the Annual Meeting

Stockholders will be admitted to the Annual Meeting upon presentation of identification and satisfactory proof of ownership of the Company’s common stock on the record date for the Annual Meeting. Stockholders of record as of the record date, whose names appear on the Company’s stock ledger, satisfactory proof of ownership consists of photo identification that matches the stockholder’s name on the stock ledger, or photo identification and other proof of ownership of the Company’s common stock on record date such as the Notice of Internet Availability that was mailed to them or a copy of the proxy card. For stockholders who own shares of the Company’s common stock beneficially through a bank, broker or other nominee, satisfactory proof of ownership consists of a photo identification and the Notice of Internet Availability that was mailed to them, a copy of a voting instruction form proxy requested by and mailed to them, or a valid proxy signed by the record holder. Guests of stockholders and any other persons will be admitted at the discretion of the Company.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Company’s Second Amended and Restated Articles of Incorporation (the “Articles”) and Fourth Amended and Restated Bylaws, as amended (the “Bylaws”), require that the number of directors on the Board of Directors be not less than one nor more than thirteen. Presently, the Board of Directors is set at twelve directors and is divided into three classes. Class I includes Linda Chen, John A. Moran, Marc D. Schorr and Elaine P. Wynn, whose terms expire in 2012. Class II consists of Stephen A. Wynn, Ray R. Irani, Alvin V. Shoemaker and D. Boone Wayson, whose terms expire in 2013. Class III consists of Russell Goldsmith, Robert J. Miller, Kazuo Okada, and Allan Zeman, whose terms expire in 2014. At each annual meeting, the terms of one class of directors expire. Each director nominee is elected to the Board of Directors for a term of three years and until his or her successor is elected and qualified.

On September 10, 2012, Mr. Moran advised the Nominating and Corporate Governance Committee of his determination not to stand for re-election to the Company’s Board of Directors in favor of retirement from the Board. Mr. Moran has served the Company as an independent director since 2002. The Company expresses its gratitude for Mr. Moran’s valuable contribution.

At the Annual Meeting, four Class I directors are to be elected, each to serve until the 2015 Annual Meeting of Stockholders and until his or her successor is elected and qualified, or until such director’s earlier death, resignation or removal. The persons designated as proxies will have discretion to cast votes for other persons in the event any nominee for director is unable to serve. At present, it is not anticipated that any nominee will be unable to serve.

At the recommendation of the Nominating and Corporate Governance Committee, the Board is nominating the following four directors for election as Class I directors:

➢	Linda Chen

➢	Marc D. Schorr

➢	J. Edward (Ted) Virtue

➢	Elaine P. Wynn

Biographical and other information concerning these directors and the other directors serving on the Board is set forth below.

Please note that the Company has received a letter from Aruze USA, Inc., a company controlled by Kazuo Okada, who is currently a member of the Company’s Board of Directors, purportedly notifying the Company of its intent to nominate two individuals for election as directors at the Annual Meeting in opposition to the Company’s recommended nominees. As discussed further in this proxy statement, the Company believes that Aruze USA, Inc. is not eligible to nominate director candidates for election at the Annual Meeting. Furthermore, the Company does not view these purported nominations as creating a proxy solicitation by Aruze USA, as the Company has redeemed the common shares previously held by Aruze USA and therefore believes that Aruze USA is not eligible to nominate director candidates for election at the Annual Meeting. As discussed in this proxy statement, Aruze USA and the Company are currently involved in litigation regarding Aruze USA’s stockholder status and rights. On August 31, 2012, Aruze USA filed a motion in state court seeking, among other things, a preliminary injunction that would prohibit the Company from barring or preventing Aruze USA, Inc. from exercising rights as a stockholder and an order that its purported nominees be presented to the Company’s stockholders and voted on (including by Aruze USA as a stockholder) at the Annual Meeting.

THE COMPANY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE NOMINEES LISTED ABOVE.

Director Biographies and Qualifications

Set forth below is biographical information regarding the directors and new director nominee who have been nominated for election at the Annual Meeting and the directors whose terms do not expire this year. Also included are key skills and qualifications of our directors supporting their service as a director, in light of the Company’s business and structure.

Class I Directors (Terms expire at the 2012 Annual Meeting of Stockholders)

Linda Chen.    Ms. Chen, 45, has served as a Director of the Company since October 2007. Ms. Chen has been an Executive Director and Chief Operating Officer of Wynn Macau, Limited, a majority owned subsidiary of the Company, since September 2009. Ms. Chen serves as the President of Wynn International Marketing, Limited, a wholly-owned indirect subsidiary of the Company, a position she has held since January 2005. In addition, Ms. Chen is the Chief Operating Officer of Wynn Resorts (Macau), S.A., a role she has served in since June 2002. Ms. Chen is responsible for the marketing and strategic development of Wynn Macau. Ms. Chen is a member of the Nanjing Committee of the Chinese People’s Political Consultative Conference (Macau).

Ms. Chen’s insight and experience as the primary marketing executive for the Company contribute to the Board’s ability to evaluate and make informed decisions that affect our global operations. Ms. Chen’s experience becomes increasingly important to the Company and its stockholders as the percentage of the Company’s operational revenue and profits generated from its Macau operations increases.

Marc D. Schorr.    Mr. Schorr, 64, has served as a Director of the Company since July 2010. He also serves as Chief Operating Officer of the Company, a position he has held since June 2002. Mr. Schorr has served as a Non-Executive Director of Wynn Macau, Limited since September 2009 and is also an officer of several of the Company’s other subsidiaries. Mr. Schorr has over 32 years of experience in the casino gaming industry.

When electing Mr. Schorr to the Board of Directors, the electing directors considered his extensive operating experience, particularly his marketing expertise and ability to effectively manage operating costs. These qualifications have been particularly valuable to the Company as we have navigated the difficult economic environment of the past several years. In addition, Mr. Schorr brings first-hand operational knowledge to the Board, enhancing their ability to oversee the operations of the Company.

Elaine P. Wynn.    Ms. Wynn, 70, has served as a Director of the Company since October 2002. Ms. Wynn has been a strong advocate of programs and services for children at risk of dropping out of school. Since 1995 she has co-chaired the Greater Las Vegas After-School All Stars, an organization that provides thousands of children with high-quality educational, recreational and cultural after-school programs. A past member of the Executive Board of the Consortium for Policy Research in Education, Ms. Wynn has served on the State of Nevada Council to Establish Academic Standards and chaired for 8 years the UNLV Foundation (the private fundraising arm of University of Nevada, Las Vegas). She is the founding chairman of Communities in Schools of Nevada and was appointed in 2009 as Chairman of the national board of Communities in Schools, the oldest, most successful stay-in-school organization in America. In 2011, Ms. Wynn was appointed by Nevada’s governor to co-chair a Blue Ribbon Education Reform Task Force that resulted in the enactment of ambitious new reform legislation.

Ms. Wynn has also been a strong supporter of the arts. She established the Elaine Wynn Studio for Arts Education at The Smith Center for the Performing Arts in Las Vegas and is a member of the Board of the Los Angeles County Museum of Art. In 2012, Ms. Wynn was re-appointed to the Kennedy Center for the Performing Arts Board of Trustees. She also serves on the Library of Congress Trust Fund Board.

Ms. Wynn’s experience in the gaming and hospitality businesses during her tenure as a director of the Company and Mirage Resorts has been valuable to the Board and important in the continued development of the Wynn brand. In addition, her philanthropic and community efforts as well as her history of assisting the Company on such matters have been important to the Board’s strategic and brand vision.

On January 6, 2010, Elaine Wynn, Aruze USA, Inc. and Stephen A. Wynn entered into that certain Amended and Restated Stockholders Agreement dated January 6, 2010 (the “Stockholders Agreement”) which contains covenants and provisions relating to voting agreements (including endorsement of director candidates including Ms. Wynn), preemptive rights, rights of first refusal, tag-along rights and certain other instructions. On February 18, 2012, the Company redeemed all of the shares previously owned by Aruze (as more particularly described in Mr. Okada’s biographical information below) and commenced litigation against Mr. Okada, Universal Entertainment Corporation and Aruze. On June 19, 2012, Elaine Wynn asserted a cross claim against Stephen A. Wynn and Aruze in the Aruze litigation (described below) seeking a declaration that (1) any and all of Elaine Wynn’s duties under the Stockholders Agreement be discharged; (2) the Stockholders Agreement is subject to rescission and is rescinded; (3) the Stockholders Agreement is an unreasonable restraint on alienation in violation of public policy; and/or (4) the restrictions on sale of shares shall be construed as inapplicable to Elaine Wynn. The indentures for the Wynn Las Vegas, LLC 2022 Notes and Existing Notes (the “Indentures”) provide that if Stephen A. Wynn, together with certain related parties, in the aggregate beneficially owns a lesser percentage of the outstanding common stock of the Company than are beneficially owned by any other person, a change of control will have occurred. If Elaine Wynn prevails in her cross claim, Stephen A. Wynn would not beneficially own or control Elaine Wynn’s shares and a change in control may result under the Company’s debt documents. Under the Indentures, the occurrence of a change of control requires that the Company make an offer (unless the notes have been previously called for redemption) to each holder to repurchase all or any part of such holder’s Notes at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest on the Notes purchased, if any, to the date of repurchase. Mr. Wynn is opposing Ms. Wynn’s cross claim.

Class I Director Nominee

J. Edward (“Ted”) Virtue.    Mr. Virtue, 52, is the Chief Executive Officer of MidOcean Partners, a private investment firm that specializes in middle market investments in the U.S. Prior to his current position, from 1999 to February of 2003, Mr. Virtue was Chief Executive Officer of DB Capital Partners, the captive merchant bank of Deutsche Bank and had oversight for the bank’s $35 billion direct investment portfolio. Mr. Virtue also served on the Deutsche Bank Executive Board. Prior to Deutsche Bank’s acquisition of Bankers Trust Company (“Bankers Trust”), Mr. Virtue was President of BT Alex. Brown Incorporated and Executive Vice President and Head of Global Finance at Bankers Trust. Representative boards that Mr. Virtue has served on include Bushnell, Kinetics Group, Noveon, and Vitaquest International.

When considering the potential candidacy of Mr. Virtue, the Nominating and Corporate Governance Committee considered Mr. Virtue’s extensive financial experience as a fund manager and business investor, including experience in the gaming, hospitality and consumer products industries. The continuing challenges of global economic uncertainty require sophisticated and diverse experience in capital markets, which the Committee determined Mr. Virtue provided. Additionally, the Committee relied upon Mr. Virtue’s long standing experience in the gaming and hospitality industries, as both an advisor and investor.

Directors Continuing in Office

Class II Directors (Terms expire at the 2013 Annual Meeting of Stockholders)

Stephen A. Wynn.    Mr. Wynn, 70, has served as Chairman and Chief Executive Officer of the Company since June 2002. Mr. Wynn has been an Executive Director, the Chairman of the Board of Directors, Chief Executive Officer and President of Wynn Macau, Limited, a majority owned subsidiary of the Company, since September 2009. Mr. Wynn has also served as Director, Chairman and Chief Executive Officer of Wynn Resorts (Macau) since October 2001. From April 2000 to September 2002, Mr. Wynn was the managing member of Valvino Lamore, LLC, the predecessor and a current wholly owned subsidiary of Wynn Resorts, Limited. Mr. Wynn also serves as an officer and/or director of several subsidiaries of Wynn Resorts, Limited. Mr. Wynn served as Chairman, President and Chief Executive Officer of Mirage Resorts, Inc. and its predecessor, Golden Nugget Inc., between 1973 and 2000. Mr. Wynn developed and opened The Mirage, Treasure Island and Bellagio in 1989, 1993 and 1998, respectively.

Mr. Wynn is the founder and creative and organizational force of Wynn Resorts. Mr. Wynn’s 40 years of experience in the industry has contributed to his brand name status as the preeminent designer, developer and operator of destination casino resorts. Mr. Wynn’s involvement with our casino resorts provides a distinct advantage over other gaming enterprises. As founder, Chairman and Chief Executive Officer, he has a unique perspective into the operations and vision for the Company.

Dr. Ray R. Irani.    Dr. Ray R. Irani, 77, has served as a Director of the Company since October 2007. Dr. Irani became Executive Chairman of Occidental Petroleum Corporation, an international oil and gas exploration and production company as well as a major North American chemical manufacturer, in May 2011 after serving as Chairman and Chief Executive Officer from 1990 to 2011. He has been a director of Occidental since 1984 and served as President and Chief Operating Officer of Occidental from 1984 to 1990. Dr. Irani is a director of the American Petroleum Institute. He is a member of the California Business Roundtable, The Conference Board, the Council on Foreign Relations, the National Association of Manufacturers, the National Committee on United States-China Relations, the National Petroleum Council, and Sigma Xi – The Scientific Research Society. He is the U.S. Chairman of the U.S.-U.A.E. Business Council. Dr. Irani is a Trustee of the University of Southern California, Co-Chair of the Board of the American University of Beirut and a member of the Lebanese American University Board of Trustees. He is a member of the Board of Governors of Town Hall Los Angeles and the Los Angeles World Affairs Council, and serves on the Advisory Board of RAND’s Center for Middle East Public Policy and the Atlantic Council’s International Advisory Board.

After the opening of Wynn Macau in 2006, the Company sought additional representation on the Board by executives with experience in managing international operations and with keen insight into issues relevant to companies with global operations, which are of increasing importance to the Company. Dr. Irani was elected to the Board of Directors in 2007 as a result of that extensive international experience gained from serving as the long-time Chairman and Chief Executive Officer of Occidental Petroleum Corporation, an international oil and gas exploration and production company with operations throughout the world.

Alvin V. Shoemaker.    Mr. Shoemaker, 73, has served as a Director of the Company since December 2002. Mr. Shoemaker was the Chairman of the Board of First Boston Inc. and First Boston Corp. from April 1983 until his retirement in January 1989, at the time of its sale to Credit Suisse Bank. Mr. Shoemaker currently serves as a member of the board of directors of Frontier Bank, Western Community Bank Shares, and Huntsman Chemical Co.

Mr. Shoemaker has served on the Board of Directors of the Company since its formation in 2002. With his extensive knowledge of the Company’s development, strategy, financing arrangements and operations since its formation and his deep experience as a financial executive serving as the Chairman of First Boston, Mr. Shoemaker contributes to the Board’s oversight of the Company’s financial matters. Mr. Shoemaker’s experience in this respect has been especially valuable to the Company during the recent financial crisis, and enables him to provide strong leadership.

D. Boone Wayson.    Mr. Wayson, 59, has served as a Director of the Company since August 2003. Mr. Wayson has been a principal of Wayson’s Properties, Incorporated, a real estate development and holding company, since 1970. He also serves as an officer and/or director of other real estate and business ventures. From 2000 through May 2003, Mr. Wayson served as a member of the board of directors and audit committee of MGM Mirage.

Mr. Wayson’s experience in the real estate and gaming businesses contributes to the Board’s ability to assess and oversee these critical aspects of the Company’s business and to provide insights to the Company’s operations. Mr. Wayson has extensive operational experience in the casino finance and marketing areas beginning as casino controller and ultimately managing a resort casino property in Atlantic City, N.J. The Board is benefited by Mr. Wayson’s first hand experience in operations and utilizes his knowledge of the business, especially in the finance and marketing areas, to identify, manage and monitor risk.

Class III Directors (Terms expire at the 2014 Annual Meeting of Stockholders)

Russell Goldsmith.    Mr. Goldsmith, 62, has served as a Director of the Company since May 2008. Mr. Goldsmith has served as Chairman and Chief Executive Officer of City National Bank, a provider of a wide range of banking, investing and trust services, since October 1995. Additionally, during this time he also has served as Chief Executive Officer and since May 2005 as President of its publicly held parent company, City National Corporation, which is listed on the New York Stock Exchange (CYN) and headquartered in Los Angeles, California. He has been a director of both the bank and its parent company since 1978. From 2008 to 2011, Mr. Goldsmith was a member of the 12-member Federal Advisory Council, which advises the Board of Governors of the Federal Reserve System, representing the Twelfth Federal Reserve District. Mr. Goldsmith chairs the Mid-Size Bank Coalition of America, which is composed of 29 mid-sized banks in 41 states and the District of Columbia. He also chairs the Los Angeles Coalition for the Economy & Jobs, an independent organization of leading economic stakeholders representing business, labor, higher education and the nonprofit sectors. Mr. Goldsmith also serves on the board of trustees of the Harvard-Westlake School and is a member of the Council on Foreign Relations.

Mr. Goldsmith brings current insight and deep financial expertise to our Board. His recent service on the Federal Reserve Board’s Advisory Council has brought additional perspective on the macroeconomic and public policy issues facing our Company.

Robert J. Miller.    Governor Miller, 67, has served as a Director of the Company since October 2002 and as the Chairman of Wynn Las Vegas’ Gaming Compliance Committee and the Company’s Compliance Director. In that role, he recently led the Board’s independent investigation of Aruze USA, Inc. discussed below. In June 2010, he founded Robert J. Miller Consulting, a company that provides assistance in establishing relationships with and building partnerships between private and government entities on the local, state, national and international level. Governor Miller also currently serves as a Senior Advisor to Dutko Worldwide, a multidisciplinary governmental affairs strategy and management firm. Governor Miller was a partner of the Nevada law firm of Jones Vargas from 2000 to 2005. He has been a partner in Nevada Rose, LLC, since November 2004. From January 1989 until January 1999, Governor Miller served as Governor of the State of Nevada, and, from 1987 to 1989, he served as Lieutenant Governor of the State of Nevada. Governor Miller also serves as a director of International Game Technology (IGT).

Governor Miller’s extensive experience in regulatory and legal compliance matters and in Nevada and federal government and politics brings unique expertise and insight into state regulatory and public policy issues that directly impact the Company’s operations. In addition, his legal background and knowledge of Nevada gaming regulation support his service as Chair of the Company’s Gaming Compliance Committee and as Compliance Director, which roles are important to maintaining our regulatory structure and probity. In addition to serving the longest period as a Governor of the State of Nevada, Governor Miller has long standing experience in law enforcement including terms as an elected judge, police attorney, and elected district attorney during which term he served as the President of the National District Attorneys Association.

Kazuo Okada.    Mr. Okada, 69, has served as a Director of the Company since October 2002. Mr. Okada also served as a Non-Executive Director of Wynn Macau, Limited, a majority owned subsidiary of the Company from September 2009 until his removal in February of 2012. In 1969, Mr. Okada founded Universal Lease Co. Ltd., which, in 1998, became Aruze Corp., a company listed on the Japanese Association of Securities Dealers Automated Quotation Securities Exchange. In November 2009, Aruze Corp. changed its name to Universal

Entertainment Corporation, which is a Japanese manufacturer of pachislot and pachinko machines, amusement machines, and video games for domestic sales. Mr. Okada currently serves as Director and Chairman of the Board of Universal Entertainment Corporation and as Director, President, Secretary and Treasurer of Aruze USA, Inc., which is a wholly owned subsidiary of Universal Entertainment Corporation and prior to the redemption described below owned approximately 19.7% of Wynn Resorts, Limited. In 1983, Mr. Okada also founded Universal Distributing of Nevada, Inc., which changed its name to Aruze Gaming America, Inc. in 2005. Aruze Gaming America, Inc. is a manufacturer and distributor of gaming machines and devices in the United States and is expanding its sales business in Asia, Australia and South Africa. Mr. Okada currently serves as director, President, Secretary and Treasurer of Aruze Gaming America, Inc.

On February 18, 2012, Wynn Resorts’ Gaming Compliance Committee concluded an investigation after receiving an independent report by Freeh, Sporkin & Sullivan, LLP (the “Freeh Report”) detailing a pattern of misconduct by Aruze USA, Inc., at the time a stockholder of Wynn Resorts, Universal Entertainment Corporation, Aruze USA, Inc.’s parent company, and Kazuo Okada, the majority shareholder of Universal Entertainment Corporation, who is also a member of Wynn Resorts’ Board of Directors and was at the time a director of Wynn Macau, Limited. The factual record presented in the Freeh Report included evidence that Aruze USA, Inc., Universal Entertainment Corporation and Mr. Okada had provided valuable items to certain foreign gaming officials who were responsible for regulating gaming in a jurisdiction in which entities controlled by Mr. Okada were developing a gaming resort. Mr. Okada has denied the impropriety of such conduct to members of the Board of Directors of Wynn Resorts, and has refused to acknowledge the Company’s anti-bribery policies and has refused to participate in the training all other directors have received concerning these policies.

Based on the Freeh Report, the Board of Directors of Wynn Resorts determined that Aruze USA, Inc., Universal Entertainment Corporation and Mr. Okada are “unsuitable persons” under Article VII of the Company’s articles of incorporation. The Board of Directors was unanimous (other than Mr. Okada) in its determination. The Board of Directors also requested that Mr. Okada resign as a director of Wynn Resorts (under Nevada corporation law, a board of directors does not have the power to remove a director) and recommended that Mr. Okada be removed as a member of the board of directors of Wynn Macau, Limited. In addition, on February 18, 2012, Mr. Okada was removed from the board of directors of Wynn Las Vegas Capital Corp., an indirect wholly owned subsidiary of Wynn Resorts.

Based on the Board of Directors’ finding of “unsuitability,” on February 18, 2012, Wynn Resorts redeemed and canceled Aruze USA, Inc.’s 24,549,222 shares of Wynn Resorts’ common stock and issued a promissory note pursuant to the terms of Article VII of the Company’s Articles of Incorporation in payment therefor. After authorizing the redemption of the Aruze shares, the Board of Directors took certain actions to protect the Company and its operations from any influence of an unsuitable person, including placing limitations on the provision of certain operating information to unsuitable persons, evaluating whether to seek the removal of Mr. Okada from the Company’s Board of Directors, and formation of an Executive Committee of the Board to manage the business and affairs of the Company during the period between each annual meeting. The Charter of the Executive Committee provides that “Unsuitable Persons” are not permitted to serve on the Committee. All members of the Board, other than Mr. Okada, were appointed to the Executive Committee on February 18, 2012. Where this proxy statement refers to recommendations and other actions taken by the Company in connection with the Annual Meeting and/or this proxy solicitation, such recommendations and other actions were authorized by the Executive Committee.

On February 19, 2012, the Company filed a complaint in the District Court of Clark County, Nevada against Mr. Okada, Aruze USA, Inc. and Universal Entertainment Corporation, companies controlled by Mr. Okada (the “Okada Parties”), alleging breaches of fiduciary duty and related claims. The Company is seeking compensatory and special damages as well as a declaration that it acted lawfully and in full compliance with its articles of incorporation, bylaws and other governing documents. On March 12, 2012, Aruze USA, Inc. and Universal Entertainment Corporation removed the action to the United States District Court for the District of Nevada. On

that same date, Aruze USA, Inc. and Universal Entertainment Corporation filed an answer denying the claims and a counterclaim that purports to assert claims against the Company, each of the members of the Company’s Board of Directors (other than Mr. Okada) and Kim Sinatra, the Company’s general counsel. Among other relief, the counterclaim seeks a declaration that the redemption of Aruze USA, Inc.’s shares was void, an injunction restoring Aruze USA, Inc.’s share ownership, damages in an unspecified amount and rescission of the Stockholders Agreement. The Company’s claim of February 19, 2012, was removed to federal court by the Okada Parties. On March 29, 2012, the Company filed a motion to remand the action to state court and to request an extension to answer the denial of the Company’s claims and the Okada Parties’ counterclaims. The motion to remand was granted and the Company’s request for related attorneys’ fees was also granted. The case is now pending in the state court, which has determined that this action will be coordinated with Mr. Okada’s inspection action (discussed below). The Okada Parties have filed a notice of intent to commence a separate federal securities action for the securities counterclaims previously asserted. On August 31, 2012, the Okada Parties filed a Motion for Preliminary Injunction with the state court. The Motion seeks a preliminary injunction that would prohibit the Company from barring or preventing Aruze USA, Inc. from exercising rights as a stockholder and an order that its purported nominees be presented to the Company’s stockholders and voted on (including by Aruze USA as a stockholder) at the Annual Meeting. A hearing has been scheduled for October 2, 2012.

On February 24, 2012, the board of directors of Wynn Macau, Limited removed Mr. Okada from its board of directors.

On August 28, 2012, Mr. Okada, Universal Entertainment Corporation and Okada Holdings filed a complaint in Tokyo District Court against the Company, all members of the Board (other than Mr. Okada) and Kim Sinatra, the Company’s general counsel, alleging that the press release issued by the Company with respect to the redemption has damaged plaintiffs’ social evaluation and credibility. The plaintiffs seek damages and legal fees from the defendants.

On August 31, 2012, the Company received a letter from Aruze USA, Inc. purportedly notifying the Company of its intent to nominate two individuals for election as directors pursuant to Section 2.13 of the Company’s Fourth Amended and Restated Bylaws. Section 2.13 provides for nominations by stockholders. As a result of the Board’s determination on February 18, 2012, that all of Mr. Okada, Aruze USA and Universal are “unsuitable persons” as defined in the Articles of Incorporation of the Company, and the subsequent redemption of all shares previously owned by Aruze USA, the Company believes that Aruze USA is not eligible to make such nominations.

The Company provided the Freeh Report to appropriate regulators and law enforcement agencies and is cooperating with related investigations that such regulators and agencies have undertaken. The Executive Committee continues to monitor such investigations and may decide at some future point to call a special meeting for the purpose of removing Mr. Okada, if it considers such action to be desirable and in the best interests of the Company and its stockholders.

Allan Zeman.    Dr. Zeman, 64, has served as a Director of the Company since October 2002. He is also Vice Chairman and has served as a member of the Board of Directors of Wynn Macau, Limited, a majority owned subsidiary of the Company, since September 2009. Dr. Zeman founded The Colby International Group in 1975 to source and export fashion apparel to North America. In late 2000, The Colby International Group merged with Li & Fung Limited. Dr. Zeman is the Chairman of Lan Kwai Fong Holdings Limited, a company engaged in property investment and development in Hong Kong since July 1996. He is also the owner of Paradise Properties Group, a property developer in Thailand. Dr. Zeman is also Chairman of Ocean Park, a major theme park in Hong Kong. Dr. Zeman is Vice Patron of Hong Kong Community Chest and serves as a director of the “Star” Ferry Company, Limited. Dr. Zeman also serves as an independent non-executive director of Pacific Century Premium Developments Limited, Sino Land Company Limited and Tsim Sha Tsui Properties Limited, all of which are listed on the Hong Kong Stock Exchange. Dr. Zeman is a member of the Food Business Task Force for Business Facilitation Advisory Committee, the Consultation Panel of the West Kowloon Cultural District Authority (“WKCDA”), WKCDA Development Committee, WKCDA Investment Committee, and WKCDA

Performing Arts Committee (of which Dr. Zeman is the Chairman). In 2001, Dr. Zeman joined the Richard Ivey School of Business’ Asian Advisory Board. In 2001, Dr. Zeman was appointed a Justice of the Peace. He was awarded the Gold Bauhinia Star in 2004 and the Grand Bauhinia Medal in 2011.

Dr. Zeman, a Hong Kong citizen and successful Hong Kong entrepreneur, has been a guiding force in the development of our Macau operations and the continued operation and strategic focus of Wynn Macau. His personal business experience in China and extensive knowledge of the Company’s history, development and marketing strategy in Asia contribute to the Board’s oversight of these aspects of the Company’s operations.

PROPOSAL NO. 2

APPROVAL OF THE WYNN RESORTS, LIMITED AMENDED AND RESTATED

ANNUAL PERFORMANCE BASED INCENTIVE PLAN FOR EXECUTIVE OFFICERS

The Amended and Restated Annual Performance Based Incentive Plan for Executive Officers (referred to herein as the “Incentive Plan”) was approved by the Executive Committee of the Board of Directors on September 11, 2012, subject to approval by stockholders at the Annual Meeting. The Incentive Plan was adopted originally by the Board of Directors on March 8, 2004, and approved by the stockholders of the Company on May 8, 2007. The Incentive Plan is an annual bonus plan designed to provide certain senior executive officers with incentive compensation based upon the achievement of performance goals. The Chief Executive Officer, the Chief Financial Officer and other executive officers of the Company are eligible to participate in the Incentive Plan. The Incentive Plan is administered by the Compensation Committee of the Board of Directors (the “Committee”).

The Executive Committee of the Board of Directors continues to believe that it is in the best interests of the Company and its stockholders to provide for a stockholder-approved plan under which bonuses paid to its executive officers may qualify for deductibility for federal income tax purposes. Accordingly, the Company has structured the Incentive Plan (including as proposed to be amended and restated) in a manner that is intended to satisfy the requirements for “performance-based” compensation within the meaning of Section 162(m) of the Internal Revenue Code (the “Code”). However, due to uncertainties under the Code, there can be no guarantee that the Incentive Plan or any specific payments under the Incentive Plan will qualify for deductibility as performance-based compensation under Section 162(m). In general, Section 162(m) places a limit on the deductibility for federal income tax purposes of the compensation paid to certain executive officers. Under Section 162(m), compensation paid to such persons in excess of $1 million in a taxable year is not generally deductible. However, compensation that qualifies as “performance-based” as determined under Section 162(m) does not count against the $1,000,000 limitation. One of the requirements of “performance-based” compensation for purposes of Section 162(m) is that the material terms of the performance goal under which compensation may be paid be disclosed to and approved by the Company’s stockholders. For purposes of Section 162(m) the material terms include (a) the employees eligible to receive compensation, (b) a description of the business criteria on which the performance goal is based and (c) the maximum amount of compensation that can be paid to an employee under the performance goal. Each of these aspects of the Incentive Plan is discussed below, and stockholder approval of the Incentive Plan as amended and restated is intended to constitute approval of each of these aspects of the Incentive Plan for purposes of the approval requirements of Section 162(m) of the Code.

Description of the Principal Features of the Incentive Plan

The following is a description of the principal features of the Incentive Plan and is qualified in its entirety by reference to Exhibit A.

Purpose.    The purpose of the Incentive Plan is to provide an incentive for superior performance and to motivate participating officers toward the highest levels of achievement and business results, to tie their goals and interests to those of the Company and its stockholders, and to enable the Company to attract and retain highly qualified executive officers.

Administration.    The Incentive Plan is administered by the Compensation Committee of the Board of Directors, which consists solely of “outside directors” within the meaning of Section 162(m).

Eligibility.    All individuals serving as executive officers of the Company as of the last day of the Company’s fiscal year will be participants in the Incentive Plan for such fiscal year.

Performance Goals.    The performance period with respect to which bonuses shall be calculated and paid under the Incentive Plan will be the Company’s fiscal year. The performance goal under the Incentive Plan for each performance period will be based upon the Company’s Adjusted Property EBITDA, either on a consolidated basis or with respect to any one Company property, as determined by the Compensation Committee. “Adjusted Property EBITDA” is earnings before interest, taxes, depreciation, amortization, pre-opening costs, property charges and other, corporate expenses, stock-based compensation, and other non-operating income and expenses, and includes equity in income from unconsolidated affiliates. The performance goal for a performance period will be attained if the Company’s Adjusted Property EBITDA, on either a consolidated basis or with respect to any one Company property, for the performance period is positive.

Maximum Bonuses; Bonus Formula.    Under the Incentive Plan as amended and restated, the maximum bonus payable to any one participant in respect of any performance period may not exceed $10 million.

Limitation on Committee’s Discretion.    The Committee does not have the authority to increase the amount of the award payable to an executive officer based upon attainment of the performance goal, but the Committee may, in its discretion, reduce or eliminate the amount payable to such an individual.

Committee Certification of Performance Goal Attainment.    As soon as practicable after the end of each performance period, and before any awards for a particular year can be paid, the Committee will certify in writing to what extent the Company and the participants have achieved the performance goal for the performance period, and the Committee will calculate the amount of each participant’s bonus for the performance period based upon such achievement as described above.

Amendments/Termination of the Incentive Plan.    The Incentive Plan may be amended or terminated by the Board of Directors, provided that no amendment of the Incentive Plan may be made without the approval of stockholders if such amendment would alter the class of individuals who are eligible to participate in the Incentive Plan, the performance criteria, or the maximum bonus payable to any participant.

Benefits under the Incentive Plan.    Inasmuch as individual benefits under the Incentive Plan will be determined by the Committee, benefits to be paid under the Incentive Plan are not determinable at this time.

Non-Exclusivity.    Nothing contained in the Incentive Plan prevents the Company from adopting other or additional compensation arrangements that provide for bonuses or other forms of compensation for the Company’s executive officers, directors or other employees, whether or not stockholders approve the Incentive Plan. However, any such other or additional compensation arrangements will be operated in a manner intended not to impact the qualification of payments under the Incentive Plan for deductibility under Section 162(m) of the Code. Such other arrangements may or may not qualify for deductibility under Section 162(m) of the Code and may be either applicable only for specific executives, directors or employees or may be generally applicable.

A copy of the full text of the Incentive Plan, as proposed, is attached hereto as Exhibit A.

THE COMPANY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE AMENDED AND RESTATED ANNUAL PERFORMANCE BASED INCENTIVE PLAN FOR EXECUTIVE OFFICERS.

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee of the Board of Directors has selected Ernst & Young LLP, a registered public accounting firm, as our independent public accountants to examine and report to our stockholders on the consolidated financial statements of our Company and its subsidiaries for the year 2012. Representatives of Ernst & Young LLP will be present at the Annual Meeting and will be given an opportunity to make a statement. They also will be available to respond to appropriate questions.

As a matter of good corporate governance, the Audit Committee has determined to submit its selection of Ernst & Young LLP as the Company’s independent public accountants, although this is not required under Nevada law or under the Company’s Articles or By-Laws. If the stockholders do not ratify the selection of Ernst & Young LLP as the Company’s independent auditors for 2012, the Audit Committee will evaluate what would be in the best interests of the Company and its stockholders and consider whether to select new independent auditors for the current year or whether to wait until the completion of the audit for the current year before changing independent auditors. Even if the stockholders ratify the selection of Ernst & Young LLP, the Audit Committee, in its discretion, may direct the appointment of a different independent public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

The following table presents the aggregate fees billed to the Company for audit and other services provided by Ernst & Young LLP, the Company’s independent auditor during each of the fiscal years ended December 31, 2011 and December 31, 2010:

	Aggregate Fees
Category	2011	2010
Audit fees	$1,219,095	$1,414,330
Audit-related fees	28,650	20,000
Tax fees	9,780	—
All other fees	—	—

“Audit fees” includes the aggregate fees billed for professional services rendered for the reviews of our consolidated financial statements for the quarterly periods ended March 31, June 30, and September 30, for the audit of our consolidated financial statements and the consolidated financial statements of certain of our subsidiaries for the years ended December 31, 2011 and 2010, and the audit of our internal controls over financial reporting as of December 31, 2011 and 2010. “Audit fees” also includes amounts billed for services provided in connection with securities offerings. “Audit related fees” is the aggregate fees billed for audits of the Company’s defined contribution employee benefit plan. “Tax fees” for 2011 includes fees for tax preparation and compliance, international tax research, planning for the Company’s foreign subsidiaries, domestic tax planning and other research.

All of our independent auditor’s fees were pre-approved by the Audit Committee in 2011. The Audit Committee pre-approves services either by: (1) approving a request from management describing a specific project at a specific fee or rate, or (2) by pre-approving certain types of services that would comprise the fees within each of the above categories at usual and customary rates.

THE COMPANY RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE YEAR 2012.

OTHER MATTERS

The Company is not aware of any other matters to be presented at the Annual Meeting. If any other matters should properly come before the Annual Meeting, the persons named in the proxy will vote the executed proxies on such matters as they determine appropriate in their discretion.

REPORT OF THE AUDIT COMMITTEE

Our role is to oversee the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements. The Company’s management is responsible for the preparation, presentation and integrity of our financial statements, and for maintaining appropriate accounting and financial reporting principles and policies, and internal controls and procedures that are reasonably designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing our financial statements and expressing an opinion as to their conformity with generally accepted accounting principles in the United States of America and for auditing and providing an attestation report on the effectiveness of our internal control over financial reporting.

We have reviewed and discussed with management the Company’s audited financial statements for the year ended December 31, 2011. We have discussed with the independent auditors the matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board (“PCAOB”). We have received the written disclosures and the letter from the independent auditors required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the audit committee concerning independence and have discussed with the independent auditors their firm’s independence. Based on the review and discussion referred to above, we recommended to the Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC.

Audit Committee

    D. Boone Wayson, Chairman

    Russell Goldsmith

    Alvin V. Shoemaker

    Allan Zeman

EXECUTIVE OFFICERS

The following table sets forth the executive officers and certain key management personnel of the Company and certain of its subsidiaries as of August 15, 2012. Executive officers are appointed by the Board of Directors and serve at the discretion of the Board of Directors, subject to applicable employment agreements.

Name	Age	Position
Stephen A. Wynn	70	Chairman of the Board and Chief Executive Officer
Linda Chen	45	President, Wynn International Marketing, Ltd. and Director
Marc D. Schorr	64	Chief Operating Officer and Director
John Strzemp	60	Executive Vice President-Chief Administrative Officer
Matt Maddox	36	Chief Financial Officer and Treasurer
Kim Sinatra	52	General Counsel and Secretary
Ian M. Coughlan	53	President, Wynn Macau
Marilyn Spiegel	59	President, Wynn Las Vegas, LLC
Scott Peterson	46	Senior Vice President and Chief Financial Officer, Wynn Las Vegas, LLC
Robert Gansmo	42	Senior Vice President and Chief Financial Officer, Wynn Resorts (Macau), S.A.

Set forth below is certain information regarding the non-director executive officers and certain key management personnel of the Company.

Executive Officers and Key Management

John Strzemp.    Mr. Strzemp serves as Executive Vice President and Chief Administrative Officer of the Company. Prior to his promotion in March 2008, Mr. Strzemp served as Executive Vice President and Chief Financial Officer of the Company, positions he held since September 2002. Mr. Strzemp served as the Company’s Treasurer from March 2003 to March 2006.

Matt Maddox.    Mr. Maddox serves as the Company’s Chief Financial Officer and Treasurer. Prior to his promotion in March 2008, Mr. Maddox served as the Company’s Senior Vice President of Business Development and Treasurer, positions he held since January 2007 and May 2006, respectively. From September 2005 to December 31, 2006, Mr. Maddox served as the Senior Vice President of Business Development for Wynn Las Vegas, LLC. From March 2003 to September 2005, Mr. Maddox was the Chief Financial Officer of Wynn Resorts (Macau), S.A. From May 2002 through March 2003, Mr. Maddox was the Company’s Treasurer and Vice President—Investor Relations. Mr. Maddox also serves as an officer of several of the Company’s subsidiaries. Prior to joining Wynn Resorts in 2002, Mr. Maddox served as Director of Finance, Executive Director of Finance and Vice President of Finance for Caesars Entertainment, Inc. (formerly Park Place Entertainment, Inc.). Before joining Park Place Entertainment, Mr. Maddox worked as an investment banker for Bank of America Securities in the Mergers and Acquisitions Department.

Kim Sinatra.    Ms. Sinatra is the General Counsel and Secretary of the Company, a position she has held since February 2006. She joined the company in January 2004 as Senior Vice President and General Counsel of its development activities. She also serves as an officer of several of the Company’s subsidiaries. From 2000 to 2003 Ms. Sinatra served as Executive Vice President and Chief Legal Officer of Caesars Entertainment, Inc. (formerly Park Place Entertainment, Inc.). She has also served as General Counsel for The Griffin Group, Inc., Merv Griffin’s investment management company, and as a partner in the New York office of the law firm Gibson, Dunn & Crutcher LLP.

Ian Michael Coughlan.    Mr. Coughlan has been an Executive Director of Wynn Macau, Limited since September 2009. Mr. Coughlan is also the President of Wynn Resorts (Macau) S.A., a position he has held since July 2007. In this role, he is responsible for the operation of Wynn Macau and Encore at Wynn Macau. Prior to becoming President of Wynn Macau, Mr. Coughlan was Director of Hotel Operations—Worldwide for Wynn Resorts, Limited. Mr. Coughlan has over 30 years of hospitality experience with leading hotels across Asia,

Europe and the United States. Before joining Wynn Resorts, Limited, he spent 10 years with The Peninsula Group, including posts as General Manager of The Peninsula Hong Kong from September 2004 to January 2007, and General Manager of The Peninsula Bangkok from September 1999 to August 2004.

Marilyn Spiegel.    Mrs. Spiegel is the President of Wynn Las Vegas, LLC, owner and operator of Wynn Las Vegas and Encore Las Vegas where she oversees the day-to-day operations of the properties. She assumed this position in December 2010. Prior to joining the Company, Mrs. Spiegel held various executive positions with Caesars Entertainment Corporation (formerly Harrah’s Entertainment, Inc.), a gaming and hospitality company. From January 2004 to November 2010, Mrs. Spiegel was the General Manager and Regional President of five Caesars Entertainment Las Vegas properties including most recently Bally’s, Paris and Planet Hollywood. Mrs. Spiegel also served in other executive positions at Harrah’s Entertainment, Inc., including Senior Vice President and General Manager of Harrah’s Las Vegas and the Rio All Suite Hotel and Casino, Senior Vice President of Human Resources, Senior Vice President and General Manager of Harrah’s Shreveport Hotel & Casino in Louisiana and Vice President of Human Resources for the company’s Southern Nevada operations. Mrs. Spiegel began working for Harrah’s Entertainment, Inc. in 1988. Mrs. Spiegel is a member of the Las Vegas Visitors and Convention Bureau board of directors.

Scott Peterson.    Mr. Peterson is the Senior Vice President and Chief Financial Officer of Wynn Las Vegas, LLC, a position he has held since April 2009. In addition to overseeing the finance and accounting areas, Mr. Peterson is responsible for the operations of the cage, credit, collections, gaming and non-gaming revenue audit, purchasing and the warehouse/receiving departments. From June 2005 to April 2009, Mr. Peterson was the Vice President and Chief Financial Officer for Wynn Resorts (Macau), S.A. From September 2002 to June 2005, Mr. Peterson was the Vice President of Finance and Treasurer of Wynn Las Vegas, LLC and from December 2000 to September 2002, Mr. Peterson was Assistant Vice President of Finance of Wynn Resorts Holdings, LLC.

Robert Gansmo.    Mr. Gansmo is the Senior Vice President — Chief Financial Officer of Wynn Resorts (Macau) S.A., a position he has held since April 2009. Prior to taking this position, Mr. Gansmo was the Director — Finance of Wynn Resorts (Macau) S.A., a position he assumed in January 2007. Mr. Gansmo is responsible for the management and administration of Wynn Resorts (Macau) S.A.’s finance division. Before joining Wynn Resorts (Macau) S.A., Mr. Gansmo worked at Wynn Resorts, Limited, where he served as the Director of Financial Reporting from November 2002. Prior to joining the Company, Mr. Gansmo practiced as a certified public accountant with firms in Las Vegas, Washington and California, including KPMG Peat Marwick, Arthur Andersen, and Deloitte and Touche.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of September 7, 2012, (unless otherwise indicated), certain information regarding the shares of the Company’s common stock beneficially owned by: (i) each director and nominee for director; (ii) each stockholder who is known by the Company to beneficially own in excess of 5% of the outstanding shares of the Company’s common stock based on information reported on Form 13D or 13G filed with the SEC; (iii) each of the executive officers named in the Summary Compensation Table; and (iv) all executive officers, directors and director nominees as a group. There were 100,522,136 shares outstanding as of September 7, 2012.

	Beneficial Ownership Of Shares(1)
Name and Address of Beneficial Owner(2)	Number	Percentage
Stephen A. Wynn(3)(9)	10,026,708	10.0%
Elaine P. Wynn(3)(9)	9,742,150	9.7%
Waddell & Reed Financial, Inc.(4)	18,066,873	18.0%
6300 Lamar Avenue Overland Park, KS 66202
Marsico Capital Management, LLC(5)	8,476,973	8.4%
1200 17th Street, Suite 1600 Denver, Colorado 80202
Linda Chen(6)	295,000	*
Russell Goldsmith(7)	42,720	*
Ray R. Irani(8)	20,720	*
Kazuo Okada (9)	0	*
Robert J. Miller(10)	23,220	*
John A. Moran(11)(13)	193,220	*
Marc D. Schorr(14)	300,000	*
Alvin V. Shoemaker(12)	33,220	*
J. Edward (“Ted”) Virtue	0	*
D. Boone Wayson(11)	93,220	*
Allan Zeman(12)	33,220	*
Matt Maddox(15)	86,355	*
John Strzemp(16)	250,500	*
Kim Sinatra (17)	65,887	*
All Directors, Director Nominees, and Executive Officers as a Group (15 persons) (18)	21,206,140	21.0%

*	Less than one percent

(1)	This table is based upon information supplied by officers, directors, nominees for director, principal stockholders and the Company’s transfer agent, and contained in Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws, where applicable, the Company believes each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Executives and directors have voting power over shares of Restricted Stock, but cannot transfer such shares unless and until they vest.
(2)	Unless otherwise indicated, the address of each of the named parties in this table is: c/o Wynn Resorts, Limited, 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109.
(3)	Does not include shares that may be deemed to be beneficially owned by virtue of the Amended and Restated Stockholders Agreement, dated as of January 6, 2010 (the “Stockholders Agreement”), to which Mr. Wynn and Elaine P. Wynn are parties and pursuant to which have shared voting and dispositive power with respect to shares subject thereto. Each disclaims beneficial ownership of shares held by the other. As noted above, Ms. Wynn has filed a cross-claim seeking to void the Stockholders Agreement.

(4)	Waddell & Reed Financial, Inc. (“Waddell”) has beneficial ownership of these shares as of December 31, 2011. The information provided is based upon a Schedule 13G/A filed on February 14, 2012, filed by Waddell indicating that Waddell has sole voting and dispositive power as to 18,066,873shares; Waddell & Reed Financial Services, Inc. a subsidiary of Waddell, has sole voting and dispositive power as to 4,518,938 shares; Waddell & Reed, Inc., a subsidiary of Waddell & Reed Financial Services, Inc. has sole voting and dispositive power as to 4,518,938 shares; Waddell & Reed Investment Management Company, a subsidiary of Waddell & Reed, Inc., has sole voting and dispositive power as to 4,518,938 shares; and Ivy Investment Management Company, a subsidiary of Waddell, has sole voting and dispositive power as to 13,547,935 shares. The number of common shares beneficially owned by Waddell may have changed since the filing of the Schedule 13G/A.
(5)	Marsico Capital Management LLC (“Marsico”) has beneficial ownership of these shares as of December 31, 2011. Marsico has sole dispositive power as to 8,476,973 shares and sole voting power as to 4,320,237 shares. The information provided is based upon a Schedule 13G/A, dated February 14, 2012, filed by Marsico. The number of common shares beneficially owned by Marisco may have changed since the filing of the Schedule 13G/A.
(6)	Includes: (i) 100,000 shares of restricted stock granted pursuant to the Company’s 2002 Stock Incentive Plan and subject to a Restricted Stock Agreement which provides such grant will vest on December 5, 2016, and (ii) 30,000 shares subject to immediately exercisable options to purchase Wynn Resorts’ common stock granted pursuant to Wynn Resorts’ 2002 Stock Incentive Plan.
(7)	Includes: (i) 14,720 shares subject to an immediately exercisable option to purchase Wynn Resorts’ common stock granted pursuant to Wynn Resorts’ 2002 Stock Incentive Plan; (ii) 2,500 unvested shares of restricted stock of the Company’s common stock granted pursuant to the Company’s 2002 Stock Incentive Plan; (iii) 1,300 shares owned as Trustee for which Mr. Goldsmith disclaims beneficial ownership; and (iv) 1,500 shares through a company for which Mr. Goldsmith disclaims beneficial ownership of 1,470 shares.
(8)	Includes: (i) 15,720 shares subject to an immediately exercisable option to purchase Wynn Resorts’ common stock granted pursuant to Wynn Resorts’ 2002 Stock Incentive Plan; and (ii) 5,000 unvested shares of restricted stock of the Company’s common stock granted pursuant to the Company’s 2002 Stock Incentive Plan.
(9)	On February 18, 2012, the Company redeemed the 24,549,222 shares then held by Aruze USA (the “Aruze Shares”), pursuant to Article VII of the Company’s Articles of Incorporation based on the determination of the Company’s Board of Directors that Aruze USA, Universal Entertainment Corporation and Mr. Kazuo Okada are “Unsuitable Persons” under the provisions of the Company’s Articles of Incorporation. As a result of the share redemption described below, the shares previously held by Aruze are no longer issued and outstanding and neither Mr. Wynn nor Ms. Wynn has or shares the power to vote or dispose of the Aruze Shares formerly held by Aruze USA. Further, by virtue of that redemption, neither Mr. Wynn nor Ms. Wynn remains a member of any “group” with Aruze USA nor is either of Mr. Wynn or Ms. Wynn otherwise a beneficial owner of the former Aruze Shares.
(10)	Includes: (i) 15,720 shares subject to immediately exercisable options to purchase Wynn Resorts’ common stock granted pursuant to Wynn Resorts’ 2002 Stock Incentive Plan; and (ii) 2,500 unvested shares of restricted stock of the Company’s common stock granted pursuant to the Company’s 2002 Stock Incentive Plan.
(11)	Includes: (i) 35,720 shares subject to immediately exercisable options to purchase Wynn Resorts’ common stock granted pursuant to Wynn Resorts’ 2002 Stock Incentive Plan; and (ii) 2,500 unvested shares of restricted stock of the Company’s common stock granted pursuant to the Company’s 2002 Stock Incentive Plan.
(12)	Includes: (i) 25,720 shares subject to immediately exercisable options to purchase Wynn Resorts’ common stock granted pursuant to Wynn Resorts’ 2002 Stock Incentive Plan; and (ii) 2,500 unvested shares of restricted stock of the Company’s common stock granted pursuant to the Company’s 2002 Stock Incentive Plan.
(13)	Includes: 150,000 shares of the Company’s common stock held by John A. Moran, as Trustee.
(14)	Includes: (i) 250,000 shares of restricted stock granted pursuant to the Company’s 2002 Stock Incentive Plan and subject to a Restricted Stock Agreement which provides such grant will vest on December 5, 2016, and (ii) 50,000 shares subject to immediately exercisable options to purchase Wynn Resorts’ common stock granted pursuant to Wynn Resorts’ 2002 Stock Incentive Plan.

(15)	Includes: (i) 50,000 shares of restricted stock granted pursuant to the Company’s 2002 Stock Incentive Plan and subject to a Restricted Stock Agreement which provides such grant will vest on December 5, 2016; and (ii) 30,000 shares subject to immediately exercisable options to purchase Wynn Resorts’ common stock granted pursuant to Wynn Resort’s 2002 Stock Incentive Plan.
(16)	Includes: (i) 500 shares of the Company’s common stock held by Mr. Strzemp’s mother, for which Mr. Strzemp disclaims beneficial ownership; and (ii) 55,000 shares subject to immediately exercisable options to purchase Wynn Resorts common stock pursuant to Wynn Resorts’ 2002 Stock Incentive Plan.
(17)	Includes: (i) 25,000 shares of restricted stock granted pursuant to the Company’s 2002 Stock Plan and subject to a Restricted Stock Agreement which provides such grant will vest on December 5, 2016, and (ii) 25,000 shares subject to immediately exercisable options to purchase Wynn Resorts’ common stock granted pursuant to Wynn Resorts’ 2002 Stock Incentive Plan.
(18)	Includes 359,040 shares subject to immediately exercisable stock options.

FURTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS

CORPORATE GOVERNANCE

The Board of Directors has adopted Corporate Governance Guidelines that provide a framework for the governance of the Company. The Nominating and Corporate Governance Committee reviews the Guidelines annually and recommends changes as appropriate to the Board of Directors for approval. The Board of Directors has also adopted written charters for its three standing committees (Audit, Compensation, and Nominating and Corporate Governance), as well as a Code of Business Conduct and Ethics, applicable to all directors, officers and employees. On February 18, 2012, the Board of Directors established an Executive Committee of the Board to manage the business and affairs of the Corporation during the period between each annual meeting of the Board. The Executive Committee consists of all members of the Board of Directors other than Mr. Okada. The Corporate Governance Guidelines, Board committee charters and code of ethics are available under the heading “Corporate Governance” on the Company Information page of the Company’s website at http://www.wynnresorts.com.

Director Independence

Seven of the twelve members of the Company’s Board of Directors are independent under the listing standards of The NASDAQ Stock Market LLC (“NASDAQ”). In addition, the Company’s Corporate Governance Guidelines require all independent directors to meet additional, heightened independence criteria that apply to audit committee members under the NASDAQ listing standards.

The Board of Directors has determined that the following directors and director nominee are independent under the NASDAQ listing standards and that they also meet the additional, heightened independence criteria applicable to audit committee members under the NASDAQ listing standards: Messrs. Goldsmith, Irani, Miller, Moran, Shoemaker, Virtue, Wayson and Zeman. Based upon information requested from each director concerning his or her background, employment and affiliations, the Board of Directors has affirmatively determined that none of the independent directors has a material relationship with the Company. In assessing independence, the Board of Directors considered all relevant facts and circumstances, including any direct or indirect relationship between the Company and the director or his or her immediate family member.

With respect to Mr. Virtue, the Committee considered that Mr. Wynn, Elaine Wynn, and Messrs. Schorr, Maddox and Strzemp had invested in MidOcean Partners, a private investment firm of which Mr. Virtue serves as Chief Executive Officer. The Committee determined that in order for Mr. Virtue to be nominated as an independent director, management (Messrs. Wynn, Schorr, Maddox and Strzemp) would be required to sever their relationship with MidOcean and Ms. Wynn could, in her discretion, either sever her relationship or require that Mr. Virtue disclaim any fee income or profit participation related to her account. Mr. Wynn has liquidated his account and Messrs. Schorr, Maddox and Strzemp have requested orderly liquidation which will be complete by September 30, 2012. Ms. Wynn’s account is also in the process of orderly liquidation which is scheduled for completion by not later than October 31, 2012. During the time period between the date of this Proxy Statement and full liquidation of Ms. Wynn’s account, Mr. Virtue will not participate in any fee income or profit participation related to Ms. Wynn’s account.

None of the independent directors has any economic relationship with the Company other than receipt of his director’s compensation. None of the independent directors is engaged in any related party transaction with the Company. Mr. Wynn, Ms. Wynn, Mr. Okada, Mr. Schorr and Ms. Chen have been determined not to be independent.

Meetings of the Board of Directors

The Board of Directors met 8 times during 2011. During 2011, none of the members of the Board of Directors attended fewer than 75% of the total number of meetings of the Board of Directors and meetings of the committees on which they served. In addition, the independent directors met in executive session, without management present, at each regular meeting of the Board of Directors. Governor Miller acts as the presiding director and communicates necessary matters from the executive sessions to management.

Committees

Executive Committee

On February 18, 2012, the Board of Directors formed an Executive Committee consisting of all members of the Board other than Mr. Okada. This action was taken in the wake of the Board’s determination that Mr. Okada was “unsuitable” under the Company’s Articles of Incorporation. Since February 18, 2012, the Executive Committee has met 8 times.

The Board of Directors also has standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. Each of these committees consists entirely of directors whom the Board of Directors has determined to be independent under the NASDAQ listing standards for audit committee members. The current membership and functions of each of the Board of Directors’ committees are listed below.

Director	Audit	Compensation	Nominating and Corporate Governance
Russell Goldsmith	X	X
Dr. Ray R. Irani		Chair	X
Robert J. Miller			Chair
John A. Moran		X	X
Alvin V. Shoemaker	X	X
D. Boone Wayson	Chair	X
Allan Zeman	X		X

Number of meetings during 2011	Eleven	Five	Four

In addition, Governor Miller serves as Chairman of the Company’s Gaming Compliance Committee and as the Company’s Compliance Director. The Gaming Compliance Committee is a committee comprised of Messrs. Miller, Schorr and Strzemp, and its purpose is to assist the Company in maintaining the highest level of regulatory compliance.

The Audit Committee

The Board of Directors, after review of each individual’s employment experience and other relevant factors, has determined that Messrs. Wayson, Goldsmith, Shoemaker and Zeman are qualified as audit committee financial experts within the meaning of SEC regulations.

At each of its regular meetings, the Audit Committee meets with the Company’s independent auditors, internal audit staff, management and legal counsel to discuss accounting principles, financial and accounting controls, the scope of the annual audit, internal controls, regulatory compliance and other matters. In addition to responsibilities discussed elsewhere in this proxy statement, the functions of the Audit Committee also include the following:

➢	appointing, approving the compensation of, and oversight of the independent auditors;

➢	reviewing and discussing with the independent auditors and management the Company’s earnings releases and quarterly and annual reports as filed with the SEC;

➢	reviewing the scope and results of the Company’s internal auditing procedures and practices;

➢	overseeing the Company’s compliance program with respect to legal and regulatory compliance, and the Company’s policies and procedures for monitoring compliance; and

➢	meeting periodically with management to review the Company’s major risk exposures and the steps management has taken to monitor and control such exposures.

The independent auditors have complete access to the Audit Committee without management present to discuss the results of their audits and their opinions on the adequacy of internal controls, quality of financial reporting and other accounting and auditing matters.

The Compensation Committee

The Compensation Committee’s responsibilities in setting compensation of the Company’s executives and directors include:

➢	reviewing the goals and objectives of the Company’s executive compensation plans;

➢

reviewing the Company’s executive compensation plans in light of the Company’s goals and objectives with respect to such plans and, as appropriate, recommending that the Board adopt new plans or amend the existing plans;

➢

annually evaluating the performance of the Chief Executive Officer of the Company, overseeing the evaluation of performance of the other officers of the Company and its operating subsidiaries, and setting compensation for the Chief Executive Officer, other named executive officers, and other members of our most senior management;

➢	reviewing and approving equity awards and supervising administrative functions pursuant to the Company’s equity plans;

➢

reviewing and approving any employment agreement or any severance or termination agreement, between the Company (or any of its subsidiaries) and any officer, as well as any other employment agreement between the Company and any individual in which annual base salary exceeds $500,000, regardless of position involved; and

➢	reviewing and recommending to the full Board the type and amount of compensation for Board and Committee service by non-management members of the Board.

In early 2010, the Committee completed a review of the Company’s compensation policies and practices and determined, under the guidelines recently issued by the SEC, that such policies and practices are not reasonably likely to have a material adverse effect on the Company. Upon promulgation of final rules by the SEC, the Committee will adopt clawback provisions that comply with all applicable requirements.

The Nominating and Corporate Governance Committee

The functions of the Nominating and Corporate Governance Committee include the following:

➢

identifying, screening and recommending candidates qualified to serve as directors of the Company taking into account the Company’s current and planned business and the existing membership of the Board;

➢	establishing procedures for evaluating the suitability of potential director nominees proposed by management or the stockholders;

➢	recommending to the Board of Directors members to serve on committees of the Board of Directors;

➢	reviewing and making recommendations regarding the composition of the Board of Directors;

➢	developing and recommending to the Board of Directors a set of corporate governance principles applicable to the Company and overseeing corporate governance matters generally; and

➢	overseeing the annual evaluation of the Board of Directors.

Nominating Process. The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. In considering candidates submitted by stockholders, the Nominating and Corporate Governance Committee will take into consideration the Board’s current size and composition, needs of the Board of Directors, including the skills and experience of existing directors, and the qualifications of the candidate. To have a candidate considered by the Nominating and Corporate Governance Committee, a stockholder must submit the recommendation in writing and must include the following information:

➢	The name of the stockholder and evidence of the person’s ownership of Company stock, including the number of shares owned and the length of time of ownership; and

➢

The name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the Company, and the person’s consent to be named as a director if selected by the Nominating and Corporate Governance Committee and nominated by the Board of Directors.

The stockholder recommendation and information described above must be sent to the Corporate Secretary at 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109 and must be received by the Corporate Secretary not less than 120 days prior to the anniversary date of the Company’s most recent Annual Meeting of Stockholders.

The Nominating and Corporate Governance Committee seeks to have the Board of Directors represent a diversity of backgrounds and experience and assesses potential nominees in light of the Board’s current size and composition. The Nominating and Corporate Governance Committee believes that the minimum qualifications for serving as a director of the Company are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board of Directors’ oversight of the business and affairs of the Company and have a reputation for honest and ethical conduct in both his or her professional and personal activities. The Committee may from time to time develop and recommend additional criteria for identifying and evaluating director candidates. In addition, the Nominating and Corporate Governance Committee examines a candidate’s other commitments, potential conflicts of interest and independence from management and the Company.

The Nominating and Corporate Governance Committee implements its policy with regards to considering diversity by annually reviewing with the Board the Board’s composition as a whole and recommending, if necessary, measures to be taken so that the Board reflects the appropriate balance of knowledge, depth and diversity of experience, and skills and expertise required for the Board as a whole. The Committee assesses the effectiveness of this policy by periodically reviewing the Board membership criteria with the Board. This assessment enables the Board to update the skills and experience it seeks in the Board as a whole, and in individual directors, as the Company’s needs evolve and change over time.

The Nominating and Corporate Governance Committee identifies potential nominees by asking current directors and executive officers to notify the Committee if they become aware of persons meeting the criteria described above who might be available to serve on the Board of Directors. Mr. Virtue was identified for consideration as a director by the Company’s chief executive officer. As described above, the Committee will also consider candidates recommended by stockholders.

If the Nominating and Corporate Governance Committee determines to pursue consideration of a person who has been identified as a potential candidate, the Committee may take any or all of the following steps: collect and review publicly available information regarding the person, contact the person and request information from the candidate, conduct one or more interviews with the candidate, and contact one or more references provided by the candidate or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The Committee’s evaluation process takes into account the person’s accomplishments and qualifications, including in comparison to any other candidates that the Committee might be considering, and does not vary based on whether or not a candidate is recommended by a stockholder.

In January 2012, the Company received a letter from Aruze USA, Inc. designating four candidates to be considered for nomination by the Committee. In February 2012, the Nominating and Corporate Governance Committee considered each of the candidates in accordance with its procedures for consideration of director nominees, including a review of information provided by Aruze USA, Inc. on each candidate’s experience and qualifications, and determined that the existing Class I directors who were anticipated to be renominated were superior and in the interest of all stockholders. On August 31, 2012, the Company received a letter from Aruze USA, Inc. purportedly notifying the Company of its intent to nominate two nominees for election as directors pursuant to Section 2.13 of the Company’s Fourth Amended and Restated Bylaws. Section 2.13 provides for nominations by stockholders. As a result of the Board’s determination on February 18, 2012, that all of Mr. Okada, Aruze USA and Universal are “unsuitable persons” as defined in the Articles of Incorporation of the Company, and the subsequent redemption of all shares previously owned by Aruze USA, the Company believes that Aruze USA is not eligible to make such nominations.

Board Leadership

Mr. Wynn, the Company’s founder, serves as the Chairman and Chief Executive Officer of the Company. The Board of Directors has determined that the combination of these roles held singularly by Mr. Wynn is in the best interest of all stockholders. The Board believes that the issue of whether to combine or separate the offices of Chairman of the Board and Chief Executive Officer is part of the succession planning process and that it is in the best interests of the Company for the Board to make a determination whether to combine or separate the roles based upon the circumstances. The Board has given careful consideration to separating the roles of Chairman and Chief Executive Officer and has determined that the Company and its stockholders are best served by the current structure. Mr. Wynn’s combined role promotes unified leadership and direction for the Board and executive management and allows for a single, clear focus for the Company’s operational and strategic efforts.

The combined role of Mr. Wynn as both Chairman and Chief Executive Officer is balanced by the Company’s governance structure and policies and controls. Seven of the twelve members of our Board of Directors satisfy the most stringent requirements of independence promulgated by NASDAQ for audit committee members, and the Audit, Compensation, and Nominating and Corporate Governance Committees are composed entirely of independent members of the Board. This structure encourages independent and effective oversight of the Company’s operations and prudent management of risk. In addition, the Company is subject to stringent regulatory requirements and oversight, combining these internal controls with third party monitoring of the Company’s operations.

The independent members of the Company’s Board of Directors meet separately in executive session at each regular meeting of the Board and also meet separately in executive session with each of the Company’s auditors, Vice President of Internal Audit and General Counsel. The independent members of the Board have designated a presiding director for such sessions who is responsible for communicating to the Chief Executive Officer and senior management all concerns that arise during executive session. Governor Miller currently serves as the Presiding Director.

In addition, all Committee agendas and all agendas for meetings of the Board of Directors are provided in advance to all independent members of the Board. The members are encouraged to review the proposed agenda items and to add additional items of concern or interest. Members of the Board of Directors also have unimpeded access to Company management.

Mr. Wynn’s compensation is established and reviewed by the Compensation Committee, all of whose members are independent. During 2011, the Compensation Committee engaged the services of an independent third party compensation consultant, Pay Governance, in its evaluation of the level of compensation and benefits of employment provided to Mr. Wynn.

For the reasons stated above and as a result of the structure, policies and procedures outlined above, and in light of the historical success of Mr. Wynn’s leadership, the Board has concluded that the current Board leadership structure is in the best interest of the Company and its stockholders.

Risk Oversight

The Board of Directors has an active role in overseeing the Company’s areas of risk. While the full Board has overall responsibility for risk oversight, the Board has assigned certain areas of risk primarily to designated Committees, which report back to the full Board. The Board regularly reviews information regarding the Company’s risks relating to political, regulatory, construction, operations, succession planning, catastrophic events and general financial conditions. The Audit Committee is primarily responsible for the oversight of credit, related party, construction and general financial risks. The Gaming Compliance Committee primarily oversees risks relating to regulatory, security and political compliance. As discussed above, the Compensation Committee is primarily responsible for monitoring risks relating to the Company’s compensation policies and practices to determine whether they create risks that may have a material adverse effect on the Company.

The Board, in consultation with management and the Company’s outside auditors, has identified specific areas of risk including: regulatory compliance, legislative and political conditions, capital availability, liquidity and general financial conditions, gaming credit extension and collection, construction, catastrophic events and succession planning. The Board (as a whole and through Committees) and management have agreed upon a processes for management to identify, manage and mitigate these risks.

Throughout the year, the Board and the relevant Committees receive reports from management that include information regarding major risks and exposures facing the Company and the steps management has taken to monitor and control such risks and exposures. In addition, throughout the year, the Board and the relevant Committees dedicate a portion of their meetings to review and discuss specific risk topics in greater detail.

Stock Ownership Guidelines

In 2011, the Board adopted Stock Ownership Guidelines applicable to members of the Board of Directors and senior corporate officers. The Guidelines require that members of the Board achieve ownership of an amount of common stock of the Company for which the fair market value equals or exceed three times such director’s annual cash retainer. For the Company’s Chief Executive Officer, the fair market value of common stock owned should equal or exceed five times base salary and for the Chief Operating Officer, Chief Financial Officer and any Executive Vice President, three times base salary.

Ownership requirements should be met for executives within three years of appointment to office and for directors within five years of election to the Board, with vested options and all restricted stock grants counted toward satisfaction of ownership guidelines. Any failure to meet guidelines will be referred to the Nominating and Corporate Governance Committee for consideration.

Currently, all members of the Board (other than Mr. Okada) and all executives satisfy the guidelines.

Hedging Policy

Our directors, executive officers and employees are prohibited from hedging their ownership of our stock, including purchasing Company stock on margin, selling Company stock short, buying or selling puts or calls or other derivative instruments related to Company stock.

Stockholder Communications with Directors

The Board of Directors has established a process to receive communications from stockholders. This process is described under “Corporate Governance” on the Company Information page of the Company’s website at http://www.wynnresorts.com. Stockholders may contact any member or all members of the Board of Directors, any committee of the Board of Directors or the chair of any committee by mail. Correspondence should be addressed to the appropriate individual by either name or title. All such correspondence should be sent “c/o Corporate Secretary” at 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109.

All communications received as set forth in the preceding paragraph will be opened by the office of our General Counsel for the purpose of assessing the nature of the communications. With the exception of advertising, promotions of a product or service, and patently offensive material, communications will be forwarded promptly to the addressee. In the case of communications addressed to more than one director, the General Counsel’s office will make sufficient copies of the contents to send to each addressee.

Stockholder Meetings

It is Company policy that each of our directors is invited and encouraged to attend the Annual Meeting. All of our directors attended the 2011 Annual Meeting.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are appointed by the Board of Directors each year. The members of the Compensation Committee serving in 2011, were Messrs. Goldsmith, Irani, Moran, Shoemaker and Wayson. No member of the Compensation Committee is, or was formerly, one of our officers or employees. No interlocking relationship exists between the Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

DIRECTOR AND EXECUTIVE OFFICER COMPENSATION AND OTHER MATTERS

The table below summarizes the total compensation awarded to, earned by or paid to each of the non-employee directors for the fiscal year ended December 31, 2011.

2011 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)(3)	All Other Compensation ($)(4)	Total ($)
Russell Goldsmith	$121,500	$173,912	$16,250	$311,662
Dr. Ray R. Irani	$118,500	$173,912	$32,500	$324,912
Robert J. Miller (2)	$172,000	$173,912	$32,500	$378,412
John A. Moran	$106,500	$173,912	$32,500	$312,912
Kazuo Okada	$72,000	$—	$—	$72,000
Alvin V. Shoemaker	$123,000	$173,912	$32,500	$329,412
D. Boone Wayson	$136,500	$173,912	$32,500	$342,912
Elaine P. Wynn	$70,500	$—	$—	$70,500
Allan Zeman	$121,500	$173,912	$32,500	$327,912

(1)	The amounts set forth in this column reflects the aggregate grant date fair value of 3,600 stock option awards granted to each non-employee director, other than Mr. Okada and Elaine P, Wynn, on May 16, 2011, computed in accordance with accounting standards for stock -based compensation. See our Annual Report on Form 10-K for the year ended December 31, 2011, Note 14 to our Consolidated Financial Statements for assumptions used in computing fair value.
(2)	Governor Miller, as a member of the Board of Directors, receives a $50,000 annual retainer for his service as the Chairman of the Company’s Gaming Compliance Committee and a $20,000 annual retainer for his service as the Company’s Compliance Director.
(3)	The aggregate number of outstanding option awards for each director at December 31, 2011 is as follows: Mr. Goldsmith 27,600, Dr. Irani and Governor Miller 28,600 each, Messrs. Moran, Shoemaker and Wayson 48,600 each and Mr. Zeman 38,600. The aggregate number of outstanding stock awards for each director at December 31, 2011 is as follows: Mr. Goldsmith 2,500, and Messrs. Irani, Miller, Moran, Shoemaker, Wayson and Zeman 5,000 each. Mr. Okada and Elaine P. Wynn have not previously been granted equity awards for their service as directors.
(4)	“All Other Compensation” consists of cash dividends accrued on nonvested stock, which is paid if and when the stock vests. Dividends that are accrued on nonvested stock are reported as compensation because the value of dividends was not previously reflected in the accounting expense for these awards when they were granted, as the Company did not regularly pay dividends at that time.

Directors who are not employees of the Company currently receive a monthly fee of $5,000 for services as a director. Directors who serve on the Compensation Committee or the Nominating/Governance Committee receive an additional monthly fee of $1,000 per committee ($2,000 for committee chairmen). Directors who serve on the Audit Committee receive an additional monthly fee of $1,250 ($2,500 for the Chairman). Each non-employee director also receives a $1,500 meeting fee for each board or committee meeting he or she attends. Directors are also awarded annual equity participation in the form of stock options or restricted stock determined annually at the May meeting of the Board of Directors, which for 2011 consisted of a grant of 3,600 stock options. All directors are provided complimentary room, food and beverage privileges at our properties and are reimbursed for any other out of pocket expenses related to attendance at meetings. Directors from time to time may receive other benefits, although the aggregate incremental cost of any such benefits and perquisites did not exceed $10,000 for any director in 2011. The Company does not provide non-equity incentive plan awards or deferred compensation or retirement plans for non-employee directors.

COMPENSATION DISCUSSION AND ANALYSIS

This section explains the Company’s executive compensation program as it relates to the following “named executive officers” (“NEO”) whose compensation information is presented in the tables following this discussion in accordance with SEC rules:

Stephen A. Wynn	Chairman and Chief Executive Officer
Matt Maddox	Chief Financial Officer and Treasurer
Marc D. Schorr	Chief Operating Officer
Linda Chen	President of Wynn International Marketing
Kim Sinatra	General Counsel and Secretary

The Compensation Committee of the Board of Directors, or the Committee, has responsibility for establishing, developing and administering our executive compensation program.

Executive Summary

Wynn Resorts completed another year of outstanding performance in 2011, posting record net revenues, operating income, net income, earnings per share and EBITDA. Wynn Resorts set a Company record in 2011 with $1.6 billion in Adjusted Property EBITDA, up 40.7% from 2010. The Company did not achieve this Adjusted Property EBITDA growth through risky balance sheet expansion. Instead, we achieved these Adjusted Property EBITDA results during a period when we also reduced our debt from $4.3 billion in 2008 to $3.2 billion in 2011.

	2011	2010	Increase
Net Revenues ($ millions)	$5,269.8	$4,184.7	25.9%
Operating Income ($ millions)	$1,008.2	$625.3	61.3%
Net Income ($ millions)	$825.1	$316.6	160.6%
Diluted EPS	$4.88	$1.29	278.3%
Adjusted Property EBITDA ($ millions)	$1,635.3	$1,163.0	40.6%

The operating and balance sheet management success has contributed to significant returns for Wynn Resorts’ stockholders. Our total stockholder return was 12.3% for this past year, 49.2% over the past 5 years and 1,048% since our inception in 2002. Thus, $100 invested in Wynn Resorts at its inception would be worth $1,148 at the end of 2011. This performance for stockholders is unmatched in the gaming and resort industry and far exceeds the results of the S&P 500 during this period.

The following graph illustrates the compound average annual growth rate of share price growth adjusted for dividends and splits for Wynn Resorts, Las Vegas Sands, MGM Resorts International, a Gaming industry index (Las Vegas Sands, MGM, Crown, Penn National, Melco Crown, and Boyd, weighted by current market capitalization) and the S&P 500. The Compounded Annual Growth Rate (“CAGRs”) for Las Vegas Sands (12/16/2004), Melco Crown (12/19/2006), and Crown Limited (3/25/2008) were measured from the date of their initial public offering (“IPOs”) and the CAGRs for all others was measured from the October 25, 2002, (IPO) of Wynn Resorts.

(1)	Source: Standard & Poors Capital IQ.

At the formation of our Company, we set out to develop and operate the premier casino resort in each jurisdiction in which we operate, and to develop and expand the “Wynn” brand while delivering successful operating and financial performance. Today, the Wynn brand has become synonymous with luxury in the gaming industry. Our Las Vegas resort and our Macau resort both have received the coveted Forbes five-star distinction.

The Committee believes that our compensation program has been instrumental in supporting achievement of our branding success and our strong financial and stockholder value performance. The program emphasizes pay for performance and total compensation. It is designed to help recruit, retain and motivate a highly talented team of executives with the requisite set of skills and experience to successfully lead the Company in creating value for our stockholders.

The compensation of the Company’s named executive officers consists primarily of base salary, annual cash incentives, and periodic grants of equity in the form of stock options and restricted stock. As a result, the vast majority of their total compensation is tied to the Company’s financial and share price performance. Historically, Mr. Wynn has not received equity incentives, relying on his significant equity ownership as a founding stockholder to realize increases in value created for the Company’s stockholders. For the past three years, Mr. Wynn received 64% of his total compensation in the form of annual cash incentives. The other named executive officers as a group received 73% of their total compensation in the form of annual and long-term incentives that are tied to the Company’s operating results and stock price.

In consideration of our outstanding performance, the Committee made the following compensation changes for NEOs in 2011:

➢	Increased the base salary for Mr. Wynn.

➢	Based on Company EBITDA that far exceeded our goals, awarded NEOs annual incentive awards at maximum levels for 2011 performance.

➢	Determined no additional equity awards were necessary during 2011 (none were made in 2010 either), in light of the significant grants awarded to the Company’s most senior executive officers in 2009.

➢	Established a $10 million cash retention award for Ms. Chen, payable in ten years, in recognition of her contribution and continued importance to our Macau resort.

➢	Based on his contribution to the extraordinary performance of Wynn Macau for 2011, the Wynn Macau, Limited Board of Directors awarded Mr. Wynn a $2 million discretionary bonus.

Philosophy and Objectives

The Committee believes that stockholder interests are best advanced by attracting and retaining a high-performing management team. To promote this objective, the Committee was guided by the following underlying principles in developing our executive compensation program:

➢	Top talent—The program should be designed to gain a long-term commitment from the proven, successful executives that lead our success.

➢

Focus on total compensation—Compensation opportunities should be considered in the context of total compensation relative to the pay practices of major gaming companies and other competitors for key talent.

➢	Pay-for-performance—A high proportion of total compensation should be at risk and tied to achievement of annual operating goals and increases in stockholder value.

➢	Long-term performance orientation—The mix of incentives provided should motivate long-term sustainable growth in the value of the brand and the enterprise.

➢	Stockholder alignment—Long-term incentives should be provided periodically in Company equity to encourage executives to plan and act with the perspective of stockholders.

Our compensation program is simple in design and provides only a limited number of perquisites and executive benefits. We do not provide supplemental retirement benefits to our executives. The Committee regularly evaluates the Company’s compensation arrangements to assess whether they are appropriately structured to support these objectives and are effective in enabling the Company to attract and retain superior employees in key positions.

Program Overview

Element	Role and Purpose
Base salary	Provide competitive foundation for total compensation Recognize executive’s demonstrated sustained performance, capabilities, job scope and experience
Annual incentives

Motivate and reward achievement of annual EBITDA targets, which drive the valuation of our stock

Enforce accountability for individual performance through discretionary reductions in awards as deemed appropriate

Discretionary bonus	Make periodic awards for superior contributions to the enterprise as determined in the discretion of the Committee
Long-term incentives	Align executives with stockholders
(Stock options, restricted stock)	Make periodic grants with long-term vesting to encourage a long-term value perspective and executive retention
Deferred compensation	Permit executives to participate in the Company’s 401(k) plan to facilitate retirement savings
Security benefits	Consistent with the Board’s requirement that Mr. Wynn travel privately for security reasons, provide him with access to Company aircraft for both personal and business travel, as well as a car and a driver (and security when necessary)
Foreign living expenses	Consistent with competitive practice in Macau, provide Ms. Chen with a car and driver, certain housing and living expenses and assistance with tax preparation
Executive benefits	Promote executive health through supplemental health benefits Provide for executives’ families in the event of death through supplemental life insurance policies
Executive perquisites	Offer industry-competitive discounts and complimentary privileges with respect to the Company’s resorts and aircraft as described below

Role of Executive Officers in Setting Compensation

The Committee sets all elements of compensation for the Chief Executive Officer and Chief Operating Officer based upon consideration of their respective contributions to the development and operating performance of the Company. Annually, the Committee reviews compensation data of those with whom we compete for talent. The Committee considers the recommendations of the Chief Executive Officer and Chief Operating Officer in establishing compensation for all other named executive officers. The Chief Executive Officer and Chief Operating Officer perform annual reviews of all of our senior management and make recommendations to the Committee. The Committee reviews the recommendations and makes final decisions regarding compensation for all of our most senior management.

Compensation Consultant

The Compensation Committee has the authority to retain compensation consulting firms exclusively to assist it in the evaluation of executive officer and employee compensation and benefit programs. During 2011, the Committee retained Pay Governance LLC, a nationally-recognized independent compensation consulting firm, to assist in performing its duties. In 2011, Pay Governance assisted with a review of certain benefits awarded to our CEO and advised the Committee with respect to compensation trends and best practices, competitive pay levels, equity grant practices and competitive levels, and proxy disclosure. While our advisor regularly consults with management in performing work requested by the Committee, Pay Governance did not perform any separate additional services for management.

Setting Executive Compensation

In determining base salary, target annual incentives and guidelines for equity awards, the Committee uses the named executive officers’ current level of compensation as the starting point. Our compensation decisions consider the scope and complexity of the functions executives oversee, the contribution of those functions to our overall performance, their experience and capabilities, and individual performance, taking into consideration the compensation practices of our peers in order to obtain a general understanding of competitive compensation practices. In addition, wealth accumulation is considered when making equity grants to increase the alignment between the interest of our senior executives and those of our stockholders.

The Compensation Committee reviews total compensation annually, along with the value from past equity awards, to assess the need for change to current compensation. While cash bonuses and annual cash incentive compensation awards are considered annually on the basis of Company and individual performance, reviews of base salary and equity incentives are conducted only on a periodic basis or in recognition of notable contributions to value creation for Company stockholders. The Committee retains the discretion to adjust actual bonus amounts paid based on a variety of factors, including corporate, property level and individual performance, as well as general macroeconomic conditions.

The Committee believes that the companies in its Peer Group are those companies with which the Company competes for talent and stockholder investment. Please refer to the discussion below under “Peer Group” for a more detailed discussion of our use of Peer Group data.

2011 Advisory Resolution Approving Our Executive Compensation

At the May 17, 2011, Annual Meeting of Stockholders, our advisory resolution on executive compensation was approved by the stockholders. Although this approval was non-binding, the Board of Directors and the Compensation Committee considered the voting results in evaluating our executive compensation program for the current year. The Board of Directors and the Compensation Committee also consider the other factors discussed in this Compensation Discussion and Analysis. Following such consideration, the Board of Directors determined not to make any changes to our compensation program based on the advisory resolution voting result.

In addition, at that same meeting, approximately 71% of the votes cast regarding the frequency proposal voted in favor of holding future advisory votes on executive compensation every three years. The Board has determined to follow this decision by stockholders. Accordingly, the next advisory resolution on executive compensation will be voted on by stockholders at the 2014 Annual Meeting of Stockholders.

Elements of Executive Compensation

We do not use a specific formula or weighting for allocating among the elements of our total compensation program including base salary, cash bonus awards, and long term compensation. Instead we offer what the Compensation Committee views to be effective for attracting and retaining key leaders while motivating management to maximize long term value of our Company for our stockholders.

Base Salary.    Base salaries are established by employment contracts and reviewed and adjusted periodically if deemed necessary due to competitive reasons or to reflect sustained performance, capabilities, experience and changes in responsibility or other extraordinary circumstances. Companies in the gaming business typically have total compensation packages that may be higher than many of their non-gaming counterparts due to certain regulatory and other extraordinary demands. The Company’s rapid expansion in the last six years and our operations in widely separated geographic locations has required that named executive officers provide extraordinary levels of financial, development and operating expertise. These efforts have resulted in industry-leading product and impressive financial performance, including returns to stockholders exceeding industry averages. Thus, in fulfilling the Company’s goal of attracting and retaining high-quality and experienced executives, the Company has paid base salary levels for its named executive officers that may exceed the peer group median. Prior to an increase in 2011, Mr. Wynn’s base salary had not been increased since 2008, other than restoring a 15% reduction that was applied to certain corporate executives in 2009 and 2010. Base salary increases for 2011 are indicated in the following table:

Executive	2011 Salary	2010 Salary	Increase
Stephen A. Wynn	$4,000,000	$3,250,000	23.1%
Matt Maddox	$1,000,000	$1,000,000	0%
Marc D. Schorr	$2,000,000	$2,000,000	0%
Linda Chen	$1,500,000	$1,500,000	0%
Kim Sinatra	$650,000	$650,000	0%

Annual Incentives.    Our named executive officers participate in the Wynn Resorts, Limited Annual Performance-Based Incentive Plan for Executive Officers (the “Incentive Plan”). Within 90 days after the commencement of the year, the Compensation Committee identifies the executive officers who will participate in the Incentive Plan for that year and establishes the annual performance criteria. The Incentive Plan provides that the maximum annual incentive is 250% of base salary for Mr. Wynn and 200% of base salary for the other named executive officer participants.

For 2011, the Committee selected adjusted property EBITDA on a consolidated basis as the appropriate criterion and, in the course of such determination, concluded that the achievement of the performance criterion was substantially uncertain. Adjusted property EBITDA is a non-GAAP measure calculated at the segment level and reported in the footnotes to our audited consolidated financial statements. This criterion is a reflection on the operating performance of the Company’s assets and directly influences return to stockholders. In addition, management and stockholders use adjusted property EBITDA to value the Company and its assets. Given the challenging economic environment an adjusted property EBITDA target of $1 billion on a consolidated basis was established for maximum Plan funding. Actual performance of $1.6 billion significantly exceeded the target and all participants were awarded the maximum incentive allowed under the Incentive Plan. While the Compensation Committee has the discretion to reduce individual awards from this maximum level based on other Company and individual performance and any other considerations it may deem appropriate, it did not exercise that discretion with respect to 2011 owing to the outstanding Company EBITDA results.

In addition, the Compensation Committee approved the $2 million discretionary bonus paid to Mr. Wynn outside the Incentive Plan, which was awarded by the Wynn Macau Limited Board of Directors for his contribution to the extraordinary performance of Wynn Macau for 2011.

Long-term Incentives.    The Company makes only periodic (not annual) equity grants to executives, with the last grant in 2009. The Committee uses grants under the 2002 Stock Plan to attract qualified individuals to work for the Company and align executives with the perspective of stockholders, and makes additional grants periodically to existing officers to reward extraordinary performance and encourage retention with the Company. Periodic grants to named executive officers are typically made with long term vesting dates to assure retention of talent deemed important to the Company’s continued prosperity. From time to time, the Company also has granted long-term cash retention awards to reward extraordinary performance and encourage retention. The underlying philosophy behind this approach is to retain senior management for the long term, thereby building a talent base to drive sustained Company performance and growth. As in 2010, the Compensation Committee determined not to make any grants during 2011 to the named executive officers in light of significant grants awarded to the Company’s most senior officers in 2009.

Mr. Wynn, the founder, Chairman and Chief Executive Officer of the Company who owns 10% of the Company’s outstanding stock, has not participated in the Company’s equity incentive plans. This differs from the chief executive officer compensation at most of the companies included in the Peer Group.

In July 2011, Ms. Chen was granted a $10 million cash retention award which vests in full on July 27, 2021, subject to certain provisions. This retention award was awarded to Ms. Chen for her current and expected future contributions to the success of the Company and to provide an incentive to her to remain an employee of the Company. If Ms. Chen’s employment is terminated without “Cause” (as such term is defined in the Agreement) prior to the vesting date by the Company or one of its affiliates (including without limitation, termination due to death or disability), a pro-rated portion of the award equal to the number of full calendar months elapsed between the grant date and the date of such termination of employment divided by 120 shall vest and become payable within 30 days following such termination of employment. If Ms. Chen’s employment is terminated for any other reason (including termination for Cause or Ms. Chen’s voluntary resignation) prior to the vesting date, the award is forfeited in full and no compensation is paid under the award.

Peer Group

The Committee believes that it is appropriate to offer competitive cash and equity compensation packages to executive officers in order to attract and retain top executive talent. The compensation peer group allows the Committee to monitor the compensation practices of our primary competitors for executive talent, although the Committee also takes into account the gaming industry’s extensive regulatory requirements and other demands. However, the Committee does not utilize this information to target any specific pay percentile for the Company’s executive officers. Instead, the Committee uses this information as a general overview of market practices and to ensure that it makes informed decisions on executive pay packages in the interest of attracting and retaining highly-qualified executive talent.

To help evaluate overall 2011 compensation, the Committee reviewed the Peer Group established in 2010 to confirm it remained appropriate in light of the growth in Company market capitalization and revenues and the competitive market for key executive talent.

Wynn Resorts 2011 Executive Compensation Peer Group

Gaming & Resorts	Travel, Hospitality & Resorts	Lifestyle Products
Las Vegas Sands	Carnival plc	Estee Lauder Companies
MGM Resorts International	Hyatt Hotels Corporation	Ralph Lauren Corporation
	Marriott International	Starbucks Corporation
	priceline.com	Tiffany & Co.
Starwood Hotels & Resorts

The 11 companies in the peer group generally had 2011 revenue, market capitalization and total enterprise value (as of December 31, 2011) in a relevant range around those of the Company as set forth below (amounts in millions).

Market Value	Enterprise Value	Revenue	Company	Business Segment
$34,296	$33,276	$12,186	Starbucks Corporation	Lifestyle Products
30,231	36,361	9,411	Las Vegas Sands Corp.	Gaming & Resorts
25,671	28,665	7,160	Carnival plc	Cruise & Resorts
23,284	23,149	4,356	priceline.com	Travel
21,630	21,844	9,443	Estee Lauder Companies	Lifestyle Products
13,820	15,775	5,270	Wynn Resorts Ltd.	Gaming & Resorts
12,721	12,171	6,664	Ralph Lauren Corporation	Lifestyle Products
9,776	11,845	12,317	Marriott International	Hotels & Resorts
9,370	11,645	5,624	Starwood Hotels & Resorts	Hotels & Resorts
8,412	8,682	3,643	Tiffany & Co.	Lifestyle Products
6,217	6,908	3,698	Hyatt Hotels Corporation	Hotels & Resorts
5,099	16,705	7,849	MGM Resorts International	Gaming & Resorts
51%	48%	27%	Wynn Resorts Percentile Rank

(1)	Per data source: Standard & Poors Capital IQ.

Tax and Accounting Implications

Internal Revenue Code Section 162(m) prevents publicly traded companies from receiving a tax deduction on certain compensation paid to the chief executive officer and three other highest-paid executive officers (other than the chief financial officer) in excess of $1,000,000 in any taxable year, unless the compensation qualifies as “performance-based.” The Company’s policy with respect to qualifying compensation paid to its executive officers for tax deductibility purposes is that executive compensation plans will be designed and implemented to maximize tax deductibility when consistent with the overall objectives of the compensation program. However, the Compensation Committee may elect to provide non-deductible compensation when it determines that to be advisable to achieve its compensation objectives of attracting or retaining key executives, or where achieving maximum tax deductibility would be considered disadvantageous to the best interests of the Company. Salaries over $1,000,000, perquisites, restricted stock grants and discretionary bonuses do not qualify as performance-based compensation under Section 162(m).

Employment Agreements

The Company typically enters into employment agreements with its executives to advance its objectives of providing for a long-term commitment by and relationship with talented and experienced executives. Consistent with the extended vesting terms in equity awards, the terms and conditions of these agreements are described in the chart following the 2011 Summary Compensation table.

The employment agreements for the named executive officers specify their base salary, provide for a discretionary bonus opportunity and provide that if the executive’s employment terminates for death, disability, good reason or without cause, (including after a change in control) the executive will receive a multiple (ranging from one to, in the case of Mr. Wynn, three times) of the sum of the executive’s salary and imputed bonus that would be payable during the remaining term of the contract, but not less than one year, except that Mr. Wynn’s and Ms. Chen’s payments are limited to 4 years’ salary and bonus in certain circumstances. The employment agreements and the terms of equity awards also provide that vesting of some or all of an executive’s equity awards will accelerate upon such event. If termination occurs after a change in control, the employment agreements also provide for a tax gross-up. The Committee has determined that these arrangements are appropriate compensation to its senior management and are necessary to retain talent in a highly competitive industry. Additional information regarding payments under these provisions is provided under the heading “Potential Payments Made Upon Termination or a Change of Control.”

Executive Benefits

In addition to base salary, annual incentive compensation and long term equity incentives, the Company also provides certain of its named executive officers with executive benefits. The primary executive benefits include certain health insurance coverage, life insurance premiums, discounts and complimentary privileges with respect to the Company’s resorts which are described in the footnotes to the “2011 Summary Compensation Table.” In addition, Messrs. Wynn and Schorr have access to the Company’s aircraft pursuant to time sharing agreements described in “Certain Relationships and Related Transactions—Aircraft Arrangements.” For security purposes, the Board of Directors requires Mr. Wynn to travel on Company aircraft for both personal and business travel, and the Company provides cars and a driver (and security when necessary) for his personal use. Consistent with competitive practice in Macau, Ms. Chen receives a car and driver, certain housing and living expenses and assistance with tax preparation.

CEO Compensation

Mr. Wynn is employed by the Company pursuant to an employment agreement dated October 4, 2002, which was last amended on February 24, 2011 solely to reflect the change in his salary and has a term expiring in 2020. Mr. Wynn, a holder of approximately 10.0% of our common stock, has not received any equity awards as part of his compensation as Chief Executive Officer of the Company. Effective February 24, 2011, Mr. Wynn receives a base salary of $4,000,000 per year, and participates in the Incentive Plan. Mr. Wynn is provided with Company paid life insurance and disability policies. He also receives certain executive benefits described above.

REPORT OF THE COMPENSATION COMMITTEE

We have reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Company’s management. Based on such review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

    Dr. Ray R. Irani, Chairman

    Russell Goldsmith

    John A. Moran

    Alvin V. Shoemaker

    D. Boone Wayson

2011 SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation awarded to, earned by or paid to each of the named executive officers for the fiscal years ended December 31, 2011, 2010 and 2009.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)	Total($)
Stephen A. Wynn	2011	$3,878,846	$2,000,000	$—	$9,062,500	$1,533,361	$16,474,707
Chairman and Chief Executive Officer	2010	$2,950,000	$3,218,750	$—	$6,906,250	$1,540,779	$14,615,779
	2009	$2,953,125	$4,062,500	$—	$—	$1,370,206	$8,385,831

Matt Maddox	2011	$1,000,000	$—	$—	$2,000,000	$390,756	$3,390,756
Chief Financial Officer and Treasurer	2010	$1,038,423	$—	$—	$2,000,000	$510,866	$3,549,289
	2009	$779,988	$5,650,000	$8,348,244	$—	$248,067	$15,026,299

Marc D. Schorr	2011	$2,000,000	$—	$—	$4,000,000	$2,117,573	$8,117,573
Chief Operating Officer	2010	$1,838,462	$600,000	$—	$3,400,000	$2,307,923	$8,146,385
	2009	$1,817,308	$2,000,000	$13,913,740	$—	$1,153,817	$18,884,865

Linda Chen	2011	$1,500,000	$—	$—	$3,000,000	$1,352,926	$5,852,926
President of Wynn International Marketing	2010	$1,417,308	$1,000,000	$—	$2,000,000	$1,788,762	$6,206,070
	2009	$951,701	$1,000,000	$8,348,244	$—	$858,565	$11,158,510

Kim Sinatra	2011	$647,920	$—	$—	$1,300,000	$189,156	$2,137,076
General Counsel and Secretary	2010	$595,940	$—	$—	$1,105,000	$426,500	$2,127,440
	2009	$535,582	$2,750,000	$6,956,870	$—	$207,801	$10,450,253

(1)	The amounts set forth in this column reflect the aggregate grant date fair value of stock option awards granted in the specified year, computed in accordance with accounting standards for stock based compensation. See our Annual Report on Form 10-K for the year ended December 31, 2011, Note 14 to our Consolidated Financial Statements for assumptions used in computing fair value. The 2009 grants vest 10% per year beginning on the first anniversary of the grant until fully vested in May 2019.
(2)	For executives other than Mr. Wynn, amounts reported as “All Other Compensation” for 2011 consist primarily of accrued cash distributions related to unvested restricted stock. Dividends that are accrued on unvested restricted stock are reported as compensation pursuant to SEC rules because the value of the dividend was not previously reflected in the accounting expense for these awards when they were granted, as the Company did not regularly pay dividends at that time. These dividend amounts are payable to the executive only if and to the extent the restricted stock vests and is not forfeited.

The following amounts for 2011 are included in “All Other Compensation” for Mr. Wynn:

(i)	personal use of company aircraft of $910,345 (Mr. Wynn receives no tax-gross ups relating to the value of aircraft usage that is imputed to him as compensation.);
(ii)	fair market value of a company-provided villa for 2011, under the Amended and Restated Agreement of Lease between Mr. Wynn and Wynn Las Vegas, LLC dated March 18, 2010, in the amount of $503,831;
(iii)	compensation pursuant to the Wynn Resorts, Limited Executive Medical Plan of $14,054;
(iv)	executive life insurance premiums of $10,668;
(v)	allocated compensation and benefits for the personal use of a driver whom we employ for Mr. Wynn and the personal use of vehicles of $22,902; and
(vi)	merchandise discounts of $71,561.

The following amounts for 2011 are included in “All Other Compensation” for Mr. Maddox:

(i)	executive life insurance premiums of $756; and
(ii)	accrued cash dividends related to unvested restricted stock of $390,000.

The following amounts for 2011 are included in “All Other Compensation” for Mr. Schorr:

(i)	personal use of Company aircraft of $387,982 (Mr. Schorr receives no tax-gross ups relating to the value of aircraft usage that is imputed to him as compensation.);

(ii)	executive life insurance premiums of $5,544;
(iii)	merchandise discounts of $99,047; and
(iv)	$1,625,000 of accrued cash dividends related to unvested restricted stock.

The following amounts for 2011 are included in “All Other Compensation” for Ms. Chen:

(i)	housing and other living expenses in Macau of $51,666;
(ii)	executive life insurance premiums of $1,260; and
(iii)	accrued cash dividends on unvested restricted stock of $1,300,000.

The following amounts for 2011 are included in “All Other Compensation” for Ms. Sinatra:

(i)	executive life insurance premiums of $1,656; and
(ii)	accrued cash dividends on unvested restricted stock of $187,500.

For amounts shown as personal use of Wynn Resorts’ aircraft, incremental aircraft expenses were calculated by dividing the 2011 total direct (variable) flight expenses (consisting primarily of fuel, maintenance and landing fees) by the total hours the aircraft was operated during the year. The executives’ hourly usage was multiplied by this annual hourly rate. Any reimbursement received from the executive was applied against this amount.

Amounts shown as cash dividends accrued on unvested restricted stock are reported in the year such amounts accrue instead of the year paid, based on an SEC staff interpretation. These amounts are paid only if and when the restricted stock vests.

In 2011, each of the named executive officers received base salary in accordance with the terms of his or her employment agreement, as approved by the Compensation Committee. Key terms of the current agreements as amended are as follows:

Named Executive Officer	Contract Expiration	Base Salary
Mr. Wynn	10/24/20	$4,000,000
Mr. Maddox	11/30/13	$1,000,000
Mr. Schorr	10/31/12	$2,000,000
Ms. Chen	2/24/20	$1,500,000
Ms. Sinatra	5/5/14	$650,000

Each of the employment agreements provide that the executive will participate in company profit sharing and retirement plans, disability or life insurance plans, medical and/or hospitalization plans, vacation and expense reimbursement programs. In addition, the agreements provide for severance payments and benefits upon certain terminations of employment, including termination following a change-in-control, as discussed in the section below entitled “Potential Payments upon Termination or Change-in-Control.”

In July 2011, Ms. Chen was granted a $10 million retention award which vests in full on July 27, 2021, subject to certain provisions. This retention award was awarded to Ms. Chen for her current and expected future contributions to the success of the Company and to provide an incentive to her to remain an employee of the Company. If Ms. Chen’s employment is terminated without “Cause” (as such term is defined in the Agreement) prior to the vesting date by the Company or one of its affiliates (including without limitation, termination due to death or disability), a pro-rated portion of the award equal to the number of full calendar months elapsed between the grant date and the date of such termination of employment divided by 120 shall vest and become payable within 30 days following such termination of employment. If Ms. Chen’s employment is terminated for any other reason (including termination for Cause or Ms. Chen’s voluntary resignation) prior to the vesting date, the award shall be forfeited in full with no compensation paid under the award.

2011 GRANTS OF PLAN-BASED AWARDS TABLE

Named Executive Officer	Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Target/Maximum ($)
Mr. Wynn	$9,062,500
Mr. Maddox	$2,000,000
Mr. Schorr	$4,000,000
Ms. Chen	$3,000,000
Ms. Sinatra	$1,300,000

Discussion of Plan Based Awards Table

The Company’s Incentive Plan rewards management for creation of superior return to stockholders, measured by the operating performance of our resorts. The amounts shown in the table above reflect possible payments based upon salaries in effect during the first quarter of 2011, when the performance criteria were established. Actual payouts were based upon achievement of the 2011 performance criteria of Adjusted Property EBITDA at the Company’s Wynn Las Vegas and Wynn Macau resorts which resulted in the payment of maximum bonuses under the Incentive Plan to all named executive officers.

2011 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (5)
Stephen A. Wynn	N/A	N/A	N/A	N/A	N/A	N/A
Matt Maddox(1)	—	175,000	$107.95	05/06/18	60,000	$6,629,400
	—	240,000	$47.12	05/06/19
Marc D. Schorr(2)	—	400,000	$47.12	05/06/19	250,000	$27,622,500
Linda Chen(3)	—	175,000	$107.95	05/06/18	200,000	$22,098,000
	—	240,000	$47.12	05/06/19
Kim Sinatra(4)	—	75,000	$107.95	05/06/18	25,000	$2,762,250
	—	200,000	$47.12	05/06/19

(1)	Mr. Maddox’s unvested awards will vest as follows:
a.	175,000 stock options will vest on December 5, 2016;
b.	30,000 stock options will vest on May 6, 2012 and each anniversary thereafter until the 240,000 stock options are fully vested; and
c.	10,000 shares of restricted stock will vest on May 7, 2012 and 50,000 shares of restricted stock will vest on December 5, 2016.
(2)	Mr. Schorr’s unvested awards will vest as follows:
a.	50,000 stock options will vest on May 6, 2012 and each anniversary thereafter until the 400,000 stock options are fully vested; and
b.	250,000 shares of restricted stock will vest on December 5, 2016.
(3)	Ms. Chen’s unvested awards will vest as follows:
a.	175,000 stock options will vest on December 5, 2016;
b.	30,000 stock options will vest on May 6, 2012 and each anniversary thereafter until the 240,000 stock options are fully vested; and
c.	100,000 shares of restricted stock will vest on July 31, 2012 and 100,000 shares of restricted stock will vest on December 5, 2016.

(4)	Ms. Sinatra’s unvested awards will vest as follows:
a.	75,000 stock options will vest on December 5, 2016;
b.	25,000 stock options will vest on May 6, 2012 and each anniversary thereafter until the 200,000 stock options are fully vested; and
c.	25,000 shares of restricted stock will vest on December 5, 2016.
(5)	Amounts in this column are based upon the closing price of the Company’s stock at year-end, which was $110.49 per share.

All vesting is conditioned upon such named executive officer being an employee of the Company on the vesting date, except as discussed below under “Potential Payments Upon Termination or Change-in-Control.”

2011 OPTION EXERCISES

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Stephen A. Wynn	—	—	—	—
Matt Maddox	30,000	$2,823,900	—	—
Marc D. Schorr	50,000	$4,894,145	—	—
Linda Chen	55,000	$3,333,500	—	—
Kim Sinatra	25,000	$2,350,250	25,000	$3,855,250

The amounts reported in the table above are based on the sales price of the Company’s common stock on the date the stock options were exercised or the closing price of the Company’s common stock on the date the stock award vested. Upon vesting of the stock award, the executive also was paid an amount equal to the dividends that had accrued on the shares prior to their vesting.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Payments Made Upon Termination Due to Death, Complete Disability or License Revocation

The Company’s employment agreements with its named executive officers provide that such agreements terminate automatically upon death or complete disability of the employee, as well as upon failure of the employee to obtain or maintain required gaming licenses. Upon such termination, the employee is entitled to a lump sum payment of accrued and unpaid base salary and accrued and unpaid vacation through the termination date. In addition, certain of the stock option agreements and restricted stock agreements held by the named executive officers provide that unvested options and shares will vest upon such termination.

Payments Made Upon Termination Without Cause at Employer’s Election During the Term

The Company’s employment agreements with its named executive officers provide that such agreements are terminable by the Company without cause upon notice to the employee, so long as a “separation payment” is paid as provided for in such contracts. Cause is defined as (i) willful destruction of property of the Company or an affiliate having a material value to the Company or such affiliate; (ii) fraud, embezzlement, theft, or comparable dishonest activity; (iii) conviction of or entering a plea of guilty or nolo contendere to any crime constituting a felony or any misdemeanor involving fraud, dishonesty or moral turpitude; (iv) breach, neglect, refusal, or failure to materially discharge duties (other than due to physical or mental illness) commensurate with title and function, or failure to comply with the lawful directions of the Company, that is not cured within 15 days after written notice thereof; (v) willful and knowing material misrepresentation to the Company’s or an affiliate’s board of directors; (vi) willful violation of a material policy of the Company or an affiliate, which does or could result in material harm to the Company or to the Company’s reputation; or (vii) material violation of a statutory or common law duty of loyalty or fiduciary duty to the Company or an affiliate.

The “separation payment” consists of a multiple (ranging from one to, in the case of Mr. Wynn, three times) of the sum of (a) base salary through the end of the term of the agreement, but not less than 12 months (and in Mr. Wynn’s and Ms. Chen’s case, not more than 4 years); (b) bonus for all bonus periods based upon last bonus paid pursuant to the employment agreement through the end of the term (and in Mr. Wynn’s and Ms. Chen’s case, this is limited to a maximum of 4 years); and (c) a tax gross up in certain circumstances. In addition, the employee is entitled to health benefits coverage under the same plan or arrangement as the employee was covered immediately prior to termination. Health benefits are to be provided until the earlier of the remainder of the original term, or until the employee is covered by a plan of another employer. In addition, some of the stock option agreements and restricted stock agreements held by the named executive officers provide that unvested options and shares will vest upon termination without cause.

Payments Made Upon Termination by Employee after Change in Control for Good Reason

The Company’s employment agreements with its named executive officers provide that such agreements are terminable by the employee for good reason after a change in control. A change in control is defined as (a) any person or group (other than Mr. Wynn and his affiliates) becomes the beneficial owner of more than 50% of the Company’s outstanding securities; or (b) the existing directors of the Company (including those elected in the normal course and not including those elected as a result of an actual or threatened election contest) cease to constitute a majority of the Board of Directors of the Company. Good reason is defined as: (i) reduction of employee’s base salary; (ii) discontinuation of employer’s bonus plan without immediately replacing such bonus plan with a plan that is the substantial economic equivalent of such bonus plan, or amends such bonus plan so as to materially reduce employee’s potential bonus at any given level of economic performance of employer or its successor entity; (iii) material reduction in the aggregate benefits and perquisites to employee; (iv) requirement that such employee change the location of his or her job or office by a distance of more than 25 miles; (v) reduction of responsibilities or required reporting to a person of lower rank or responsibilities; or (vi) a successor’s failure to expressly assume in writing the employment agreement. Upon termination by the employee pursuant to this provision, the employee is entitled to the same amounts described under “Payments Made Upon Termination Without Cause at Employer’s Election During the Term” above. In addition, if an executive’s termination is deemed to occur in connection with a change in control under the Tax Code, certain executives are entitled to a tax gross up on the excise tax if the executive’s benefits trigger an excise tax. Pursuant to the terms of the applicable stock option agreements and restricted stock grant agreements, some or all of the unvested options and restricted stock held by the named executive officers would immediately vest upon termination by the Company without cause or upon termination by the employee for good reason after a change in control.

Payments Made Upon Termination

The tables below reflect the amount of compensation that would become payable to each of the named executive officers under existing agreements and arrangements if the named executive’s employment had terminated on December 31, 2011 given the named executive’s compensation as of such date and, if applicable, based on the Company’s closing stock price on that date. These benefits are in addition to benefits available prior to the occurrence of any termination of employment, including under then-exercisable stock options, and benefits generally available to all salaried employees, such as distributions under the company’s 401(k) plan. In addition, in connection with any actual termination of employment, the Compensation Committee may determine to enter into an agreement or to establish an arrangement providing additional benefits or amounts, or altering the terms of benefits described below, as the Committee determines appropriate.

The actual amounts that would be paid upon a named executive officer’s termination of employment can only be determined at the time of such executive’s separation from the Company. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include the timing during the year of any such event and the Company’s stock price.

Stephen A. Wynn

In the case of Mr. Wynn, the payment to be made upon death or disability is the salary and bonus that would be payable during the remaining term of the contract with a limit at 4 years and upon “Termination Without Cause at Employer’s Election During the Term” and “Termination by Employee for Good Reason After Change in Control for Good Reason” is three times the salary and bonus that would be payable during the remaining term of the contract with a limit of 4 years.

	Termination Upon Death or Complete Disability	Termination without Cause at Employer’s Election During the Term	Termination without Cause or for Good Reason After Change in Control
Base Salary	$16,000,000	$48,000,000	$48,000,000
Bonus	$44,250,000	$132,750,000	$132,750,000
Stock Options/Restricted Stock	N/A	N/A	N/A
Company Paid Life Insurance	$2,000,000	$—	$—
Tax Gross Up	$—	$—	$77,226,044
Benefits(1)	$286,759	$286,759	$418,451

(1)	Continued health benefits for remainder of the term or until covered by another plan. Amounts shown reflect an estimated cost including tax equalization for providing such benefits through the remainder of the term.

Matt Maddox

	Termination Upon Death or Complete Disability	Termination without Cause at Employer’s Election During the Term	Termination by Employee for Good Reason After Change in Control
Base Salary	Amount earned and unpaid through the date of termination.	$1,916,667	$1,916,667
Bonus	$—	$3,833,333	$3,833,333
Stock Options/Restricted Stock(1)(2)(3)(4)	$22,127,800	$4,158,996	$6,919,000
Company Paid Life Insurance	$1,000,000	$—	$—
Tax Gross Up	$—	$—	$—
Benefits(5)	$—	$126,042	$126,042

(1)	Upon death, complete disability or change of control, unvested stock options of 175,000 would vest in full immediately. Using the closing price on December 31, 2011, the value of such stock options upon exercise would have been $444,500. Upon termination without cause, 175,000 stock options would vest on a prorated basis based on the number of months since the grant date, so long as the employee’s employment agreement with the company has not terminated or expired. Using the closing price on December 31, 2011, the value of such 73,774 stock options upon exercise would have been $187,386.
(2)	Upon death or complete disability, unvested stock options of 240,000 would vest in full immediately. Using the closing price on December 31, 2011, the value of such stock options upon exercise would have been $15,208,800.
(3)	Upon death, complete disability or change of control, 50,000 shares of restricted stock would vest in full immediately so long as the employee’s employment agreement with the Company has not terminated or expired. Using the closing price on December 31, 2011, the value of such 50,000 shares would have been $5,524,500 plus accrued dividends of $950,000.
(4)

Upon termination without cause, 50,000 shares of restricted stock would vest on a prorated basis based on the number of months since the grant date so long as the employee’s employment agreement with the

Company has not terminated or expired, and another 10,000 shares of restricted stock would vest prorated based on the number of months since the grant date regardless of the status of the employee’s employment contract. Using the closing price on December 31, 2011, the value of such 30,246 shares would have been $3,341,928, plus accrued dividends of $629,682.
(5)	Continued health benefits for remainder of term or until covered by another plan. Amounts shown reflect an estimated cost including tax equalization for providing such benefits through the remainder of the term.

Marc D. Schorr

	Termination Upon Death or Complete Disability	Termination without Cause at Employer’s Election During the Term	Termination by Employee for Good Reason After Change in Control
Base Salary	Amount earned and unpaid through the date of termination.	$2,000,000	$2,000,000
Bonus	$—	$4,000,000	$4,000,000
Stock Options/Restricted Stock(1) (2)(3)	$57,720,500	$12,882,938	$32,372,500
Company Paid Life Insurance	$2,000,000	$—	$—
Tax Gross Up	$—	$—	$—
Benefits(4)	$—	$63,357	$63,357

(1)	Upon death or complete disability, unvested stock options of 400,000 would vest in full immediately. Using the closing price on December 31, 2011, the value of such stock options upon exercise would have been $25,348,000.
(2)	Upon death, complete disability or change of control, 250,000 shares of restricted stock would vest in full, so long as the employee’s employment agreement with the company has not terminated or expired. Using the closing price on December 31, 2011, the value of such restricted stock grants upon vesting would have been $27,622,500, plus accrued dividends of $4,750,000.
(3)	Upon termination without cause 250,000 shares of restricted stock would vest on a prorated basis based on the number of months since the grant date, so long as the employee’s employment agreement with the company has not terminated or expired. Using the closing price on December 31, 2011, the value of such 99,490 shares would have been $10,992,628 plus accrued dividends of $1,890,310.
(4)	Continued health benefits for remainder of term or until covered by another plan. Amounts shown reflect an estimated cost including tax equalization for providing such benefits through the remainder of the term.

Linda Chen

	Termination Upon Death or Complete Disability	Termination without Cause at Employer’s Election During the Term	Termination by Employee for Good Reason After Change in Control
Base Salary	Amount earned and unpaid through the date of termination.	$6,000,000	$6,000,000
Bonus	$—	$12,000,000	$12,000,000
Stock Options/Restricted Stock(1)(2)(3)(4)	$28,602,300	$18,420,722	$13,393,500
Macau Executive Residence (5)	$—	$8,312,316	$8,312,316
Retention Plan Award(6)	$416,667	$416,667	$416,667
Company Paid Life Insurance	$1,500,000	$—	$—
Tax Gross Up	$—	$—	$11,247,166
Benefits	$—	$—	$—

(1)

Upon death, complete disability or change of control, unvested stock options of 175,000 would vest in full immediately. Using the closing price on December 31, 2011, the value of such stock options upon exercise would have been $444,500. Upon termination without cause, 175,000 stock options would vest on a prorated basis based on the number of months since the grant date, so long as the employee’s employment agreement with the Company has not terminated or expired. Using the closing price on December 31, 2011, the value of such 73,774 stock options upon exercise would have been $187,386.
(2)	Upon death or complete disability, unvested stock options of 240,000 would vest in full immediately. Using the closing price on December 31, 2011, the value of such stock options upon exercise would have been $15,208,800.
(3)	Upon death, complete disability or change of control, 100,000 shares of restricted stock would vest in full immediately. Using the closing price on December 31, 2011, the value of such 100,000 shares would have been $11,049,000, plus accrued dividends of $1,900,000.
(4)	Upon termination without cause 200,000 shares of restricted stock would vest on a prorated basis based on the number of months since the grant date. Using the closing price on December 31, 2011, the value of such 132,442 shares would have been $14,633,518, plus accrued dividends of $3,599,818.
(5)	Upon termination without Cause or a change of control, the Macau Executive Residence could be purchased by Ms. Chen for $1. The amount reflected in the table represents the fair market value of the residence at December 31, 2011.
(6)	Upon death, complete disability or change of control, the retention award will vest on a prorated basis equal to the number of full calendar months elapsed between the grant date and the date of such termination of employment divided by 120.

Kim Sinatra

	Termination Upon Death or Complete Disability	Termination without Cause at Employer’s Election During the Term	Termination by Employee for Good Reason After Change in Control
Base Salary	Amount earned and unpaid through the date of termination.	$1,516,667	$1,516,667
Bonus	—	$1,300,000	$1,300,000
Stock Options/Restricted Stock(1)(2)(3)(4)	$16,101,750	$1,445,002	$3,427,750
Company Paid Life Insurance	$650,000	$—	$—
Tax Gross Up	$—	$—	$—
Benefits(5)	$—	$156,086	$156,086

(1)	Upon death, complete disability or change of control, unvested stock options of 75,000 would vest in full immediately. Using the closing price on December 31, 2011, the value of such stock options upon exercise would have been $190,500. Upon termination without cause, 75,000 stock options would vest on a prorated basis based on the number of months since the grant date, so long as the employee’s employment agreement with the Company has not terminated or expired. Using the closing price on December 31, 2011, the value of such 31,617 stock options upon exercise would have been $80,307.
(2)	Upon death or complete disability, unvested stock options of 200,000 would vest in full immediately. Using the closing price on December 31, 2011, the value of such stock options upon exercise would have been $12,674,000.
(3)	Upon death, complete disability or change of control, 25,000 shares of restricted stock would vest in full, so long as the employee’s employment agreement with the company has not terminated or expired. Using the closing price on December 31, 2011, the value of such restricted stock grants upon vesting would have been $2,762,250, plus accrued dividends of $475,000.
(4)	Upon termination without cause 25,000 shares of restricted stock would vest on a prorated basis based on the number of months since the grant date, so long as the employee’s employment agreement with the company has not terminated. Using the closing price on December 31, 2011, the value of such 10,539 shares would have been $1,164,454 plus accrued dividends of $200,241.
(5)	Continued health benefits for remainder of term or until covered by another plan. Amounts shown reflect an estimated cost including tax equalization for providing such benefits through the remainder of the term.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table summarizes, as of December 31, 2011, compensation plans under which our equity securities are authorized for issuance, aggregated as to: (i) all compensation plans previously approved by stockholders; and (ii) all compensation plans not previously approved by stockholders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1) (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column(a)) (c)
Equity compensation plans approved by security holders	2,729,124	$63.49	4,098,336
Equity compensation plans not approved by security holders	—	—	—

Total	2,729,124	$63.49	4,098,336

(1)	This amount excludes restricted stock awards issued. In addition to the above, there are 794,500 shares of unvested restricted stock awards outstanding under the stockholder-approved plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Historically, the Audit Committee of the Board of Directors has reviewed for approval or ratification all transactions between the Company and any related person, regardless of amount. In February 2012, the Audit Committee updated its written policy. The policy applies to transactions with any related person, which SEC rules define to include directors, director nominees, executive officers, beneficial owners of in excess of 5% of the outstanding shares of the Company’s common stock, and their respective immediate family members. The policy classifies as pre-approved (a) employment of executive officers and director compensation if the compensation is required to be reported under Item 402 of the SEC’s compensation disclosure requirements; (b) transactions with another company or charitable contributions if the related person’s only relationship is as an employee (other than executive officer), director or beneficial owner of less than 10% of that company’s or donee’s shares if the aggregate amount does not exceed the greater of $100,000 or 2% of that company’s or donee’s total annual revenues; (c) transactions where the related person’s interest arises solely from the ownership of the Company’s stock and all stockholders benefit on a pro rata basis; (d) transactions involving competitive bids; (e) regulated transactions involving services as a common carrier or public utility at rates fixed in conformity with law or governmental authority; and (f) transactions with related parties involving a bank as depositary of funds, transfer agent, registrar, trustee under a trust indenture or similar services. The Committee receives notice of the occurrence of all pre-approved transactions. All other transactions with related persons are subject to approval or ratification by the Committee. In determining whether to approve or ratify a transaction, the Committee will take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

The following are the material transactions or agreements between the Company and related persons. The Audit Committee has approved or ratified all of these transactions that occurred after the date of the adoption of the policy.

Stockholders Agreement.    On January 6, 2010, Mr. Wynn, the Chairman of the Board and Chief Executive Officer of the Company, Elaine P. Wynn, a director of the Company, and Aruze USA, each greater than 5% stockholders of the Company, entered into an Amended and Restated Stockholders Agreement (the

“Amended and Restated Stockholders Agreement”) which amended and restated the Stockholders Agreement between Mr. Wynn and Aruze USA (which had been entered into as of April 11, 2002, as amended as of November 8, 2006, and was subject to waivers and consents, dated July 31, 2009, and August 13, 2009). Pursuant to the Amended and Restated Stockholders Agreement, Elaine P. Wynn (a) became a party to the Amended and Restated Stockholders Agreement in connection with her ownership of 11,076,709 shares of the Company’s common stock that were transferred to Elaine P. Wynn by Mr. Wynn and (b) became subject to the covenants and provisions thereof, including with respect to voting agreements, preemptive rights, rights of first refusal, tag-along rights and certain other restrictions on transfer of such shares subject to release of $10 million of such shares on January 6, 2010 and on each of the following nine anniversaries thereof. In addition, the Amended and Restated Stockholders Agreement amended the voting agreement provision to provide that each of Mr. Wynn, Elaine P. Wynn and Aruze agree to vote all shares of the Company held by them and subject to the terms of the Amended and Restated Stockholders Agreement in a manner so as to elect to the Company’s Board of Directors each of the nominees contained on each and every slate of directors endorsed by Mr. Wynn, which slate will include, subject to certain conditions, Elaine P. Wynn and, so long as such slate results in a majority of directors at all times being candidates endorsed by Mr. Wynn, nominees approved by Aruze. As a result of the share redemption described below, the shares previously held by Aruze are no longer issued and outstanding and neither Mr. Wynn nor Ms. Wynn has or shares the power to vote or dispose of the Aruze Shares formerly held by Aruze USA. Further, by virtue of that redemption, neither Mr. Wynn nor Ms. Wynn remains a member of any “group” with Aruze USA nor is either of Mr. Wynn or Ms. Wynn otherwise a beneficial owner of the former Aruze Shares.

Share Redemption.    On February 18, 2012, the Company redeemed the 24,549,222 shares then held by Aruze USA (the “Aruze Shares”), pursuant to Article VII of the Company’s Articles of Incorporation based on the determination of the Company’s Board of Directors that Aruze USA, Universal Entertainment Corporation and Mr. Kazuo Okada are “Unsuitable Persons” under the provisions of the Company’s Articles of Incorporation. Following a finding of “unsuitability,” Wynn Resorts’ articles authorize redemption at “fair value” of the shares held by unsuitable persons. The Company engaged an independent financial advisor to assist in the fair value calculation and concluded that a discount to the current trading price was appropriate because of, among other things, restrictions on most of the shares which are subject to the terms of an existing stockholder agreement. Pursuant to the articles of incorporation, Wynn Resorts issued the Redemption Price Promissory Note (the “Note”) to Aruze USA, Inc. in redemption of the shares.

The Note has a principal amount of $1,936,442,631.36, matures on February 18, 2022 and bears interest at the rate of 2% per annum, payable annually in arrears on each anniversary of the date of the Note. The Company may, in its sole and absolute discretion, at any time and from time to time, and without penalty or premium, prepay the whole or any portion of the principal or interest due under the Note. In no instance shall any payment obligation under the Note be accelerated except in the sole and absolute discretion of the Company or as specifically mandated by law. The indebtedness evidenced by the Note is and shall be subordinated in right of payment, to the extent and in the manner provided in the Note, to the prior payment in full of all existing and future obligations of the Company or any of its affiliates in respect of indebtedness for borrowed money of any kind or nature.

Artwork.    Since June 2006, Wynn Las Vegas has leased certain pieces of fine art from Mr. Wynn for an annual fee of one dollar ($1). Wynn Las Vegas is responsible for all expenses incurred in exhibiting and safeguarding those works that it exhibits under the lease, including the cost of insurance (including terrorism insurance) and taxes.

Surname and Rights of Publicity Agreements.    On August 6, 2004, Wynn Resorts Holdings, LLC entered into agreements with Mr. Wynn that confirm and clarify Wynn Resorts Holdings’ rights to use the “Wynn” name and Mr. Wynn’s persona in connection with its casino resorts. Under the parties’ Surname Rights Agreement, Mr. Wynn granted Wynn Resorts Holdings an exclusive, royalty-free, fully paid, perpetual, worldwide license to use, and to own and register trademarks and service marks incorporating the “Wynn” name for casino resorts and related businesses, together with the right to sublicense the name and marks to its affiliates. Under the parties’ Rights of Publicity License, Mr. Wynn granted Wynn Resorts Holdings the exclusive, royalty-free, worldwide right to use his full name, persona and related rights of publicity for casino resorts and related businesses, together with the ability to sublicense the persona and publicity rights to its affiliates, until October 24, 2017.

Villa Lease.    Mr. Wynn currently leases a villa suite at Wynn Las Vegas. Until March 31, 2011, Elaine P. Wynn also leased a villa suite at Wynn Las Vegas.

On March 18, 2010, Mr. Wynn and Wynn Las Vegas entered into an Amended and Restated Agreement of Lease (the “SW Lease”) for a villa suite to serve as Mr. Wynn’s personal residence. The SW Lease amends and restates the prior lease. The SW Lease was approved by the Audit Committee of the Board of Directors of the Company. The term of the lease commenced as of March 1, 2010 and runs concurrent with Mr. Wynn’s employment agreement with the Company; provided that either party may terminate on 90 days notice. Pursuant to the SW Lease, the rental value of the villa suite will be treated as imputed income to Mr. Wynn, and will be equal to the fair market value of the accommodations provided. Effective March 1, 2010 through February 29, 2012, the rental value was $503,831 per year as determined by the Audit Committee with the assistance of a third-party appraisal. Effective March 1, 2012, the rental value is $440,000 per year based on the current fair market value as established by an independent third-party appraisal and approved by the Audit Committee. As provided in the lease, the rental value for Mr. Wynn’s villa will be re-determined every two years during the term of the lease based upon an independent third-party appraisal. Certain services for, and maintenance of, the villa suite is included in the rental, as well as the use of minimal warehouse space at Wynn Las Vegas.

On March 17, 2010, Elaine P. Wynn and Wynn Las Vegas entered into an Agreement of Lease (the “New EW Lease”) for the lease of a villa suite as Elaine P. Wynn’s personal residence. The New EW Lease was approved by the Audit Committee of the Board of Directors of the Company. The term of the lease commenced as of March 1, 2010 and terminated December 31, 2010. In 2011, the lease continued on a month-to-month basis and was terminated effective March 31, 2011. Pursuant to the terms of the New EW Lease, Elaine P. Wynn paid annual rent equal to $350,000, which amount was determined based on a third-party appraisal. Certain services for, and maintenance of, the villa suite were included in the rental.

Home Purchase.    In May 2010, the Company entered into a new employment agreement with Linda Chen, who is also a director. The term of the new employment agreement is through February 24, 2020. Under the terms of the new employment agreement, the Company purchased a home in Macau for use by Ms. Chen for approximately $5.4 million, and through December 31, 2011, had made improvements with costs totaling $2.1 million to renovate the home. The employment agreement also provides Ms. Chen the use of an automobile in Macau. Upon the occurrence of certain events set forth below, Ms. Chen shall have the option to purchase the home at the then fair market value of the home (as determined by an independent appraiser) less a discount equal to ten percentage points multiplied by each anniversary of the term of the agreement that has occurred (the “Discount Percentage”). The option is exercisable for (a) no consideration at the end of the term, (b) $1.00 in the event of termination of Ms. Chen’s employment without “cause” or termination of Ms. Chen’s employment for “good reason” following a “change of control” and (c) at a price based on the applicable Discount Percentage in the event Ms. Chen terminates the agreement due to material breach by the Company. Upon Ms. Chen’s termination for “cause,” Ms. Chen will be deemed to have elected to purchase the Macau home based on the applicable Discount Percentage unless the Company determines to not require Ms. Chen to purchase the home. If Ms. Chen’s employment terminates for any other reason before the expiration of the term (e.g., because of her death or disability or due to revocation of gaming license), the option will terminate.

Aircraft Arrangements.    Messrs. Wynn and Schorr, the Company’s Chief Operating Officer, have time-sharing agreements with Las Vegas Jet, LLC, a wholly owned indirect subsidiary of the Company, covering their personal use of Company-owned aircraft. These time-share agreements require the Company to include as taxable compensation of such executive, the direct costs that the Company incurs in operating the aircraft, up to an amount determined by using the Internal Revenue Service Standard Industry Fare Level (SIFL) tables for his personal use the aircraft. During 2011, the following amounts were included in the executives’ taxable compensation pursuant to these timesharing arrangements: Mr. Wynn $324,186 and Mr. Schorr $136,534. In the event that direct costs in operating the aircraft exceed the amounts determined by using the SIFL method, such additional costs are paid for by the Company.

Reimbursable Costs.    The Company periodically provides services to certain of its executive officers and directors, including the personal use of employees, construction work and other personal services. These certain officers and directors have deposits with the Company to prepay any such items. These deposits are replenished on an ongoing basis as needed. At December 31, 2011, Mr. Wynn and Elaine P. Wynn, had net deposit balances with the Company of $156,989 and $209,396, respectively. In addition, the Company provides facilities, catering and related goods and services to all full-time employees at a discount depending on the amount spent, and provides certain other goods and services to some of it executives at a discount. Mr. Wynn paid the Company approximately $1.9 million in 2011 for such services in connection with a special event.

Tax Indemnification Agreement.    In 2002, Stephen A. Wynn, Aruze USA, Baron Asset Fund, and the Kenneth R. Wynn Family Trust (referred to collectively as the “Valvino members”), Valvino and the Company entered into a tax indemnification agreement relating to their respective income tax liabilities from the contribution of their Valvino membership interests to the Company. The tax indemnification agreement generally provides that the Valvino members will be indemnified by the Company and its subsidiaries for additional tax costs (including interest and penalties) caused by reallocations of income or deductions that increase the taxable income or decrease the tax loss of the Valvino members for the period prior to the contribution of the Valvino membership interests. Any payment made pursuant to the agreement by the Company or any of its subsidiaries to the Valvino members may be non-deductible for income tax purposes.

Other.    In addition to the above, the Company (or its subsidiaries) employs (a) Eddie Tseng, the spouse of Ms. Chen, President of Wynn International Marketing and a director of the Company, as Senior Vice President of Customer Development of Worldwide Wynn, LLC; (b) Michael Pascal, the brother of Elaine P. Wynn, as a Senior Executive Host of Wynn Las Vegas, and (c) Mr. Michael Pascal’s wife, Mary Ann Pascal, as a Host at Wynn Las Vegas. The Audit Committee of the Company approved each such employment arrangement in advance and determined that compensation was at (or below) levels paid to non-family members. Total compensation paid to the above named individuals for 2011 included the following amounts calculated in the same manner as the Summary Compensation Table values presented for named executive officers: (a) to Eddie Tseng, base salary and bonus of $572,000, and other compensation of $668, (b) to Michael Pascal, base salary and bonus of $147,500, and other compensation of $2,762, and (c) to Mary Ann Pascal, base salary and bonus of $240,000, and other compensation of $464. The Company anticipates that these individuals will continue to serve in their respective positions during 2012. In February 2012, the Company entered into a consulting agreement for internet marketing services with the daughter of Russell Goldsmith, a member of our board for a fee of $10,000 per month.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors and persons who own more than 10% of the Company’s common stock to file reports of ownership on Forms 3, 4 and 5 with the SEC. Executive officers, directors and 10% stockholders are also required to furnish the Company with copies of all Forms 3, 4 and 5 they file. Based solely on the Company’s review of the copies of such forms it has received, the Company believes that all its executive officers, directors and greater than 10% beneficial owners complied with all the filing requirements applicable to them with respect to transactions during 2011, except that one report covering two stock option exercises by Ms. Chen was filed after the deadline.

STOCKHOLDER PROPOSALS

The Company expects to hold our 2013 Annual Meeting during the third week of May 2013. Accordingly, the Company will consider any proposal received on or before December 4, 2012 to be timely received for purposes of Rule 14a-8 under the Securities Exchange Act of 1934. Any such proposal must be submitted in writing to the Company at its offices at 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109, and must comply with the other requirements of Rule 14a-8 of the Securities Exchange Act of 1934.

In addition, our Bylaws provide notice procedures for stockholders to nominate a person as a director and to propose business to be considered by stockholders at a meeting. Notice of a nomination or proposal must be delivered to us not less than 60 days and not more than 90 days prior to the date of the meeting, or not more than 10 days from the public announcement of the meeting if the meeting is first publicly announced less than 70 days prior to the date of the meeting. Accordingly, for our 2013 Annual Meeting, notice of a nomination or proposal must be delivered to us no later than March 14, 2013 and no earlier than February 12, 2013. Nominations and proposals also must satisfy other requirements set forth in the Bylaws. If a stockholder fails to comply with the forgoing notice provision or with certain additional procedural requirements under SEC rules, the Company will have authority to vote shares under proxies we solicit when and if the nomination or proposal is raised at the Annual Meeting and, to the extent permitted by law, on any other business that may properly come before the Annual Meeting and any adjournments or postponements. The Chairman of the Board may refuse to acknowledge the introduction of any stockholder proposal not made in compliance with the foregoing procedures.

ANNUAL REPORT

Our financial statements for the year ended December 31, 2011, are included in our 2011 Annual Report to Stockholders, which we are providing to our stockholders at the same time as this proxy statement. Our annual report and this proxy statement are also posted on the Internet at http://www.wynnresorts.com. If you would like to receive a printed copy of these materials, please call our Investor Relations department at (702)770-7555 or send a written request to the Company at Wynn Resorts, Limited, 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109, Attn: Investor Relations, and we will send a copy to you without charge.

HOUSEHOLDING

The broker, bank or other nominee for any stockholder who is a beneficial owner, but not the record holder, of the Company’s shares may deliver only one copy of the Company’s Notice of Internet Availability and, as applicable, any additional proxy materials that are delivered, to multiple stockholders who share the same address, unless that broker, bank or other nominee has received contrary instructions from one or more of the stockholders. The Company will deliver promptly, upon written or oral request, a separate copy of the Notice of Internet Availability or proxy statement and annual report to a stockholder at a shared address to which a single copy of the document was delivered. A stockholder who wishes to receive a separate copy of the Notice of Internet Availability or proxy statement and annual report, now or in the future, should submit their request to the Company by telephone at (702) 770-7555 or by submitting a written request to Investor Relations, Wynn Resorts, Limited, 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109. Beneficial owners sharing an address who are receiving multiple copies of the Notice of Internet Availability or proxy statement and annual report and wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy be mailed to all stockholders at the shared address in the future. However, please note that if you wish to receive a paper proxy card or voting instruction form or other proxy materials for purposes of this year’s annual meeting, you should follow the instructions included in the Notice of Internet Availability that was sent to you.

PROXY SOLICITATION

Proxies are being solicited by mail, telephone, email and the Company’s Investor Relations website. Additionally, solicitations may be made by facsimile, meetings, press releases or press interviews or personally by directors, officers and other employees of the Company, who will not be additionally compensated for any such services. The Company will pay all solicitation expenses in connection with this Proxy Statement and related proxy soliciting material of the Company, including the expense of preparing, printing, assembling and mailing this Proxy Statement and any other material used in the Company’s solicitation of proxies. In addition, we have hired D.F. King & Co., Inc. to solicit proxies. We will pay D.F. King a fee estimated not to exceed $25,000, plus reasonable expenses, for these services. The Company has agreed to indemnify D.F. King against certain liabilities relating to or arising out of their engagement.

Your vote is important. Whether you own a few shares or many, and whether or not you plan to attend the Annual Meeting in person, it is important that your shares be represented and voted at the Annual Meeting. If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor, D.F. King, toll free at 1-800-549-6697.

EXHIBIT A

WYNN RESORTS, LIMITED AMENDED AND RESTATED

ANNUAL PERFORMANCE BASED INCENTIVE PLAN

FOR EXECUTIVE OFFICERS

PURPOSE

The WYNN RESORTS, LIMITED Amended and Restated Annual Performance Based Incentive Plan for Executive Officers (the “Plan”) is an annual short-term incentive plan designed to reward executive officers of WYNN RESORTS, LIMITED (the “Company”).

ARTICLE 1

ELIGIBILITY AND PARTICIPATION

Section 1.1    Each of the executive officers of the Company (within the meaning of Rule 3b-7 under the Securities Exchange Act of 1934, as amended) who are employed by the Company as such as of the last day of a Performance Period (as defined below) shall be participants in the Plan for such Performance Period (the “Participants”).

ARTICLE 2

PLAN YEAR, PERFORMANCE PERIODS AND PERFORMANCE OBJECTIVES

Section 2.1    The performance period with respect to which bonuses shall be calculated and paid under the Plan (the “Performance Period”) shall be the Company’s fiscal year.

Section 2.2    The Plan’s performance goal for each Performance Period shall be based upon the Company’s Adjusted Property EBITDA, either on a consolidated basis or with respect to any one or more Company property as determined by the Compensation Committee. “Adjusted Property EBITDA” is earnings before interest, taxes, depreciation, amortization, pre-opening costs, property charges and other, corporate expenses, stock-based compensation, and other non-operating income and expenses, and includes equity in income from unconsolidated affiliates.

Section 2.3    The performance goal under the Plan for a Performance Period will be attained if the Company’s EBITDA or any Property’s EBITDA for the Performance Period is positive. No bonuses will be paid to the Participants for a Performance Period if the performance goal described in the preceding sentence is not attained.

ARTICLE 3

DETERMINATION OF BONUS AWARDS

Section 3.1    The maximum bonus payable to any one Participant in respect of any Performance Period shall not exceed $10 million.

Section 3.2    As soon as practicable after the end of each Performance Period, the Compensation Committee of the Board of Directors of the Company (the “Committee”) shall certify in writing to what extent the Company and the Participants have achieved the performance goal described in Section 2.3 for such Performance Period, and the Committee shall calculate the amount of each Participant’s bonus for such Performance Period pursuant to Section 3.1 based upon such achievement. The Committee shall have no discretion to increase the amount of any Participant’s bonus as so determined, but may reduce or totally eliminate any Participant’s bonus in its sole discretion based on such criteria (if any) as determined by the Committee.

ARTICLE 4

PAYMENT OF BONUS AWARDS

Section 4.1    Approved bonus awards shall be payable by the Company in cash, stock, or options, or a combination thereof (with any such stock or options to be issued pursuant to an equity compensation plan maintained the Company that has been approved by the Company’s stockholders, to the extent required by applicable law or regulation), to each Participant, or to the Participant’s estate in the event of the Participant’s death, as soon as practicable after the Committee has certified in writing pursuant to Section 3.2 that the relevant performance goals were achieved.

ARTICLE 5

OTHER TERMS AND CONDITIONS

Section 5.1    No bonus awards shall be paid under the Plan unless and until the material terms (within the meaning of the Internal Revenue Code (the “Code”) and regulations promulgated thereunder) of the Plan, including the business criteria described in Section 2.3 above, are approved by the stockholders in accordance with Section 6.7 below.

Section 5.2    No person shall have any legal claim to be granted a bonus award under the Plan and the Committee shall have no obligation to treat Participants uniformly. Except as may be otherwise required by law, bonus awards under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary. Bonuses awarded under the Plan shall be payable from the general assets of the Company and no Participant shall have any claim with respect to any specific assets of the Company.

Section 5.3    Neither the Plan nor any action taken under the Plan shall be construed as giving any employee the right to be retained in the employ of the Company or any subsidiary or to obligate the Company or any subsidiary to maintain any employee’s compensation at any level.

Section 5.4    The Company or any of its subsidiaries may deduct from any award any applicable withholding taxes or any amounts owed by the employee to the Company or any of its subsidiaries.

Section 5.5    The Plan and the granting and payment of bonus awards, and the other obligations of the Company under the Plan shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required.

Section 5.6    Bonus awards shall not be transferable by a Participant except upon the Participant’s death following the end of the performance period but prior to the date payment is made, in which case the bonus award shall be transferable by will or the laws of descent and distribution.

Section 5.7    The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to a bonus award, nothing contained in the Plan or any bonus award shall give any such Participant any rights that are greater than those of a general creditor of the Company.

ARTICLE 6

ADMINISTRATION

Section 6.1    All members of the Committee shall be persons who qualify as “outside directors” as defined under Section 162(m) of the Code. Until changed by the Company’s Board of Directors (the “Board”), the Compensation Committee of the Board shall constitute the Committee hereunder.

Section 6.2    The Committee shall have full power and authority to administer and interpret the provisions of the Plan and to adopt such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Committee deems necessary or advisable.

Section 6.3    Except with respect to matters which under the Code are required to be determined in the sole and absolute discretion of the Committee, the Committee shall have full power to delegate to any officer or employee of the Company the authority to administer and interpret the procedural aspects of the Plan, subject to the Plan’s terms, including adopting and enforcing rules to decide procedural and administrative issues.

Section 6.4    The Committee may rely on opinions, reports or statements of officers or employees of the Company or any subsidiary thereof and of Company counsel (inside or retained counsel), public accountants and other professional or expert persons.

Section 6.5    The Board reserves the right to amend or terminate the Plan in whole or in part at any time. Unless otherwise prohibited by applicable law, any amendment required to conform the Plan to the requirements of the Code may be made by the Committee. No amendment may be made to the class of individuals who are eligible to participate in the Plan, the performance criteria specified in Section 2.3 or the maximum bonus payable to any Participant as specified in Section 3.1 without stockholder approval unless stockholder approval is not required in order for bonuses paid to Participants to constitute qualified performance-based compensation under Section 162(m) of the Code.

Section 6.6    The place of administration of the Plan shall be the State of Nevada, and the validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of the State of Nevada (without giving effect to conflicts of law principles).

Section 6.7    The Plan shall take effect upon its adoption by the Board; provided, however, that the Plan shall be subject to the requisite approval of the stockholders of the Company in order to comply with Section 162(m) of the Code. In the absence of such approval, the Plan (and any bonus awards made pursuant to the Plan prior to the date of such approval) shall be null and void.

Section 6.8    The Plan is designed and intended to comply, to the extent applicable, with Section 162(m) of the Code, and all provisions hereof shall be construed in a manner to so comply.

WYNN RESORTS, LIMITED

Proxy For Annual Meeting Of Stockholders

To Be Held On November 2, 2012

This Proxy is Solicited on Behalf of the Company

The undersigned stockholder of Wynn Resorts, Limited, a Nevada corporation (the “Company”), hereby appoints Stephen A. Wynn, Kim Sinatra or Kevin Tourek, and each of them, as proxies for the undersigned, each with full power of substitution, to attend the Annual Meeting of Stockholders of the Company to be held on November 2, 2012 at 11:00 a.m., local time, at the Encore Theater at Wynn Las Vegas, 3131 Las Vegas Boulevard South, Las Vegas, Nevada and at any adjournment(s) or postponement(s) thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such Annual Meeting and otherwise to represent the undersigned at the Annual Meeting, with the same effect as if the undersigned were present. The undersigned instructs such proxies or their substitutes to act on the following matters as specified by the undersigned, and to vote in such manner as they may determine on any other matters that may properly come before the Annual Meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement and revokes any proxy previously given with respect to such shares.

THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF THIS PROXY IS EXECUTED BUT NO SPECIFICATION IS MADE, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST “FOR” ALL NOMINEES LISTED ON PROPOSAL NO. 1 AND “FOR” PROPOSAL NOS. 2 AND 3, AND THEY WILL BE VOTED IN THE DISCRETION OF THE PROXIES ON ANY OTHER MATTER AT THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

(Continued and to be signed on reverse side)

FOLD AND DETACH HERE

ANNUAL MEETING OF STOCKHOLDERS OF

WYNN RESORTS, LIMITED

NOVEMBER 2, 2012

PLEASE SIGN, DATE AND MAIL YOUR PROXY CARD

IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE.

THE COMPANY RECOMMENDS A VOTE “FOR” ALL NOMINEES LISTED BELOW:

1.	To elect the following four Class I directors to serve as such until the 2015 Annual Meeting of Stockholders and until their successors are elected and qualified, or until such director’s earlier death, resignation or removal;

Nominees:	Linda Chen
Marc D. Schorr
J. Edward (Ted) Virtue
Elaine P. Wynn

☐  FOR ALL NOMINEES            ☐  WITHHOLD AS TO ALL NOMINEES

☐  FOR ALL NOMINEES(S) (Except as written below)

THE COMPANY RECOMMENDS A VOTE “FOR” THE FOLLOWING PROPOSAL:

2.	To approve the Amended and Restated Annual Performance Based Incentive Plan;

☐  FOR            ☐   AGAINST            ☐  ABSTAIN

THE COMPANY RECOMMENDS A VOTE “FOR” THE FOLLOWING PROPOSAL:

3.	To ratify the Audit Committee’s appointment of Ernst & Young, LLP as the independent public accountants for the Company and all of its subsidiaries for 2012;

☐  FOR            ☐  AGAINST            ☐  ABSTAIN

4.	To consider and transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

☐   CHECK HERE IF YOU PLAN TO ATTEND THE ANNUAL MEETING

Sign, date and return the proxy card promptly using the enclosed envelope.

Signature	Signature if held jointly

Dated                     , 2012

Please sign exactly as your name appears hereon and date. If the shares are held jointly, each holder should sign. When signing as an attorney, executor, administrator, trustee, guardian or as an officer, signing for a corporation or other entity, please give full title under signature.